Exhibit 10.162
EXECUTION COPY
SHARE PURCHASE AGREEMENT
AMONG
FOCUS MEDIA HOLDING LIMITED,
CGEN DIGITAL MEDIA COMPANY LIMITED
THE SELLING SHAREHOLDERS
AND
THE OTHER PARTIES LISTED HEREIN
DATED AS OF
December 8, 2007

i

SCHEDULES

1.1A	Ancillary Documents
1.1B	Knowledge of Buyer
1.1C	Knowledge of Seller Parties
6.13(e)	Accounting Policies
7.3	Qualifications of Buyer
8.3(c)	Qualifications of Seller Parties Disclosure Schedule
EXHIBITS

A	Unaudited Financial Statements
B	Form of Registration Rights Agreement
C	Form of Legal Opinion of Cayman Islands Counsel to Buyer
D	Form of Key Company Employee Employment Agreement
E	Form of Legal Opinion of Cayman Islands Counsel to Group Companies and Selling Shareholders
F	Form of Legal Opinion of PRC Counsel to Group Companies and Selling Shareholders
G	Form of Medley Payoff Statement
H	Form of Notice to Option Holders Re: Cancellation of Company Stock Options
I	Form of Loan Repayment Loan Agreement

SHARE PURCHASE AGREEMENT
     This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of December 8, 2007, among CGEN DIGITAL MEDIA COMPANY LIMITED, a company with limited liability organized under the laws of the Cayman Islands (“CGEN” or the “Company”), the Other Management Parties (as defined below), the Management Shareholder (as defined below, and together with the Other Management Parties and the Company, the “Seller Parties”), the other selling shareholders of the Company set forth on the signature pages hereto and Medley Opportunity Fund Ltd. (the “Other Selling Shareholders”, and together with the Management Shareholder, the “Selling Shareholders”) and FOCUS MEDIA HOLDING LIMITED, a company with limited liability organized under the laws of the Cayman Islands (“Focus Media” or “Buyer”).
     WHEREAS, the Selling Shareholders collectively own all of the outstanding Shares (as defined below), including shares issuable upon conversion of Company Preferred Shares and upon exercise of warrants, but excluding shares issuable under stock options of the Company issued to its employees pursuant to the Option Plans (as defined below) (the “Offered Shares”);
     WHEREAS, the Selling Shareholders have duly approved the sale of the Offered Shares to Buyer;
     WHEREAS, the Selling Shareholders desire to sell to Buyer, and Buyer desires to purchase from the Selling Shareholders, the Offered Shares, on a fully converted and diluted basis, upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, at least 15 days prior to the First Closing Date the Company intends to send each Option Holder (as defined herein) written notice advising such Option Holder that, contemporaneously with the effectiveness of the First Closing (i) each in-the-money stock option held by such Option Holder will be cancelled in exchange for the consideration provided by Buyer (on behalf of the Company) as set forth in Article II of this Agreement and (ii) each out-of-the-money stock option held by such Option Holder will be cancelled;
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made and the representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I.
DEFINITIONS
     Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
     “2007 Audited Financial Statements” means the audited financial statements of the Company and its consolidated entities for the twelve-month period starting from January 1, 2007 and ending December 31, 2007, prepared by Ernst & Young or another Big Four Accounting Firm, in accordance with U.S. GAAP.
     “2008 Audited Annual Net Income” means the Company’s audited consolidated net income after tax as defined under U.S. GAAP for the twelve-month period starting from the first day of the first full month immediately following the First Closing Date and ending twelve months thereafter as set forth in the 2008 Audited Financial Statements, plus the sum of any amount of actual accounting benefit which is accepted by the Buyer (such acceptance not to be unreasonably withheld) and equal to 50% of the aggregate rent reductions enjoyed by Buyer during such period from retailers for its own in-store television network (excluding the Company’s network) arising out of or resulting from rent reductions that the Company achieves for Buyer’s network following the date of this Agreement.
     “2008 Audited Financial Statements” means the audited financial statements of the Company and its consolidated entities for the twelve-month period starting from the first day of the first full month immediately following the First Closing Date and ending twelve months thereafter, prepared by the Auditors in accordance with U.S. GAAP.
     “2009 Audited Annual Net Income” means the Company’s audited consolidated net income after tax as defined under U.S. GAAP for the twelve-month period starting from the first day immediately following the end of the period for which the 2008 Audited Financial Statements are prepared and ending twelve months thereafter as set forth in the 2009 Audited Financial Statements, plus the sum of any amount of actual accounting benefit which is accepted by the Buyer (such acceptance not to be unreasonably withheld) and equal to 50% of the aggregate rent reductions enjoyed by Buyer during such period from retailers for its own in-store television network (excluding the Company’s network) arising out of or resulting from rent reductions that the Company achieves for Buyer’s network following the date of this Agreement.
     “2009 Audited Financial Statements” means the audited financial statements of the Company and its consolidated entities for the twelve-month period starting from the first day immediately following the end of the period for which the 2008 Audited Financial Statements are prepared, prepared by the Auditors in accordance with U.S. GAAP.
     “Adjusted Purchase Price” means, if the 2008 Audited Annual Net Income is equal to or greater than US$17,500,000, US$350,000,000.
     “ADSs” means the American depositary shares of Buyer, each representing five (5) FM Ordinary Shares, quoted for trading on the Nasdaq Global Market.
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
     “Aggregate Consideration” means, to the extent applicable, the Initial Cash Consideration, the Second Installment Consideration, the Third Installment Consideration and the Base Catchup Amount or the Adjusted Catchup Amount, as applicable.
     “Agreement” means this Share Purchase Agreement among the parties hereto, as amended, modified or supplemented from time to time.
     “Ancillary Documents” means those agreements, documents and instruments as set forth in Schedule 1.1A.
     “Audited September 30, 2007 Financial Statements” means the audited financial statements of the Company and its consolidated entities for the nine-month period ending

September 30, 2007, prepared by Ernst & Young or another Big Four Accounting Firm in accordance with U.S. GAAP.
     “Auditors” means Deloitte Touche Tohmatsu, the independent auditors to Buyer, or another Big Four Accounting Firm.
     “Average FM Share Price” means, with respect to the Second Installment Share Consideration, the Third Installment Share Consideration, the Base Catchup Amount and the Adjusted Catchup Amount, as the case may be, one-fifth of the average closing price for ADSs for the 14 trading days preceding the date of execution of this Agreement, as adjusted for any stock split, stock consolidation or like event.
     “Bank Guarantee Letter” means that certain bank guarantee letter from Morgan Stanley, Hong Kong to Buyer, dated as of the date hereof, stipulating that Buyer maintains an investment account with Morgan Stanley, Hong Kong and providing the value of such account as of the date hereof. The parties agree that at least US$148,437,500 of such value shall be maintained in such account and shall be used solely in connection with the payment of the Initial Cash Consideration at the First Closing or for any other payment due from Buyer pursuant to this Agreement, and for no other purpose without the prior written consent of the Company and the Sellers’ Representative, until the earlier of (i) the First Closing (and the parties agree and understand that the funds may be used to pay the Initial Cash Consideration), (ii) the termination of the Agreement and (iii) January 31, 2008.
     “Base Purchase Price” means US$306,250,000.
     “Big Four Accounting Firm” means Ernst & Young, KPMG, Pricewaterhouse Coopers or Deloitte Touche Tohmatsu.
     “Business” means (i) providing advertising on digital flat-panel displays networked through broad-band technology in hypermarkets, home improvement stores and other retail venues, (ii) providing promotional services for retailers and advertisers, and (iii) any other business as currently conducted by the Group Companies.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Shanghai, PRC; Hong Kong Special Administrative Region; or The City of New York.
     “Cause” means:
(i)	a Key Company Employee’s willful misconduct in the performance of his or her material duties to the Group Companies;

(ii)	a Key Company Employee’s misappropriation of material assets of, or embezzlement from, the Group Companies;

(iii)	willful breach by a Key Company Employee of such employee’s material obligations under the relevant Key Company Employee Employment Agreement;

(iv)	a material breach by a Key Company Employee of the terms and conditions of such employee’s Key Company Employee Employment Agreement which breach is not cured within a reasonable period following delivery of written notice thereof to such employee, which written notice specifically identifies the manner in which such Key Company Employee is in breach of the terms and conditions of such Key Company Employee Employment Agreement; and

(v)	fraud, material malfeasance or willful violation of provisions of Buyer’s code of ethics relating to fraud or the integrity of the Key Company Employee.
     No act or failure to act on the part of a Key Company Employee shall be considered “willful” unless it is done, or omitted to be done, by the Key Company Employee in bad faith or without reasonable belief that the Key Company Employee’s act or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the board of directors of the Company or Buyer with respect to such act or omission or based upon the advice of counsel for the Company or Buyer shall be presumed to be done, or omitted to be done, by a Key Company Employee in good faith and in the best interests of the Company.
     “CGEN Network” means Shanghai CGEN Digital Media Network Co., Ltd., a company organized and existing under the laws of the PRC.
     “CGEN Network Transfer” means the transfer by the shareholders of CGEN Network of all of the equity interest in CGEN Network to Buyer or a Person or Persons designated by Buyer, subject to Section 6.12.
     “Change in Control” means (w) an event where all or substantially all of the assets of Buyer are sold, (x) a merger, consolidation, amalgamation, share exchange or similar business combination involving Buyer (A) pursuant to which the outstanding FM Ordinary Shares would be converted into cash or securities of another Person or (B) which would result in a third party or Group beneficially owning, directly or indirectly, 100% of the total voting power of all FM Ordinary Shares then outstanding and normally entitled to vote in the election of directors without regard to the occurrence of any contingency, (y) any other acquisition (including by way of merger, consolidation, share exchange, trade sale or otherwise) by any Person or Group of beneficial ownership, directly or indirectly, of 100% of the total voting power of all FM Ordinary Shares then outstanding and normally entitled to vote in the election of directors without regard to the occurrence of any contingency or (z) an event where any Person or Persons other than Buyer or its Affiliates is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of all FM Ordinary Shares then outstanding and normally entitled to vote in the election of directors without regard to the occurrence of any contingency and (A) the Chief Executive Officer and the Chief Financial Officer of Buyer immediately prior to such event are not retained as the Chief Executive Officer and the Chief Financial Officer of Buyer, for a term ending on or after the Third Closing Date, immediately following such event. For the purposes of this definition, a Person shall be deemed to beneficially own any voting securities of an entity held by any other entity (the “Parent Entity”), if such Person is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the voting securities of the Parent Entity.
     “Closing Net Current Assets” means the Company’s Net Current Assets as of the First Closing Date, which shall include any dividends declared by the Company on or prior to the First Closing Date but not paid on or prior to such date.

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Options” means options to purchase Company Ordinary Shares granted under an Option Plan.
     “Company Ordinary Shares” means the ordinary shares, US$0.000001 par value per share, of the Company.
     “Company Preferred Shares” means the Series A, Series B and Series C redeemable convertible preferred shares, each with a par value of US$0.000001 per share, of the Company.
     “Competing Business” means any business providing in-store advertising through the use of flat-panel displays in hypermarkets, supermarkets, home improvement stores and other retail or entertainment venues.
     “Confidentiality Agreement” means the Non-disclosure Agreement entered into by each of the Company and Buyer in favor of the other party, dated October 26, 2007.
     “Contract” means any contract, agreement, arrangement or understanding, whether written or oral, including without limitation, the Structure Agreements.
     “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
     “Deposit” means US$20,000,000 in immediately available funds deposited by Buyer, on the date of the execution of this Agreement, or if such date is not a Business Day, on the first Business Day following the date of the execution of this Agreement, in an account specified by the Company. For the avoidance of doubt, any references to current assets of the Company in this Agreement and the Ancillary Documents shall exclude the amount of the Deposit.
     “Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company to Buyer in connection with this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.
     “Encumbrance” means any security interest, pledge, mortgage, lien, charge, limitation, condition, equitable interest, option, easement, encroachment, right of first refusal, or similar adverse claim or restriction, including any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, receipt of income or exercise of any other attribute of ownership.

     “Environmental Claim” means any written notice, claim or demand or any action, suit, complaint, or proceeding by any person alleging liability or potential liability (including liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) under any Environmental Laws.
     “Environmental Laws” means all Laws in effect in the PRC at the date of this Agreement relating to protection of the environment.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Financing Lease” means (i) any lease of property, real or personal, the obligations under which are capitalized on the balance sheet of the Company and (ii) any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with U.S. GAAP, be capitalized on a balance sheet of the Company.
     “First Closing Allocation Schedule” means a schedule setting forth the allocation of the Initial Cash Consideration to be signed and delivered by the Sellers’ Representative (on behalf of the Option Holders) and all of the Selling Shareholders no later than five Business Days prior to the First Closing Date.
     “FM Ordinary Shares” means the ordinary shares, US$0.00005 par value per share, of Buyer.
     “Government Official” means any official, director, politician, employee or other similar Persons with a position at a Governmental Authority.
     “Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, municipal, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
     “Governmental Authorization” means any consent or approval of or from any United States of America, PRC or Cayman Islands Governmental Authority.
     “Governmental Order” means any order, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
     “Group” has the meaning set forth in the Exchange Act.
     “Group Companies” means the Company, the Subsidiaries, any variable interest entity controlled by and consolidated with the Company and any Person that is not a natural person and that is controlled by a Group Company, a list of which companies is set forth in Section 3.3 of the Disclosure Schedule.
     “Hazardous Materials” means all materials defined as “hazardous substances” or “hazardous wastes,” toxic, pollutant, contaminant or words of similar meaning or effect, or any other term of similar import under any Environmental Law.
     “Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (i) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable as obligor, (ii) indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by or is a primary liability of such Person, (iii) obligations of such Person under Financing Leases, (iv) the face amount of all letters of credit issued for the account of such person and, without duplication, the unreimbursed amount of all drafts drawn thereunder and (v) obligations (in the nature of principal or interest) of such Person in respect of acceptances or similar obligations issued or created for the account of such Person. For the avoidance of doubt, obligations of a Group Company pursuant to a Contract entered into between such Group Company and a customer in the ordinary course of business shall not constitute Indebtedness.
     “Intellectual Property” means all rights under patent, copyright, trademark or trade secret Law or any other statutory provision or common law doctrine, including design rights.
     “Key Company Employees” means Mr. Yising Chan, Mr. Guanyong Tian and Mr. Mei Lijun.
     “Key Management Dismissal Event” means the dismissal of any of the Key Company Employees by Buyer, directly or indirectly, without Cause, other than pursuant to Section 2.2(b)(ii).
     “Key Company Employee Employment Agreement” means an employment agreement substantially in the form attached hereto as Exhibit D.
     “Knowledge of Buyer” means the actual knowledge after due inquiry of the individuals set forth on Schedule 1.1B hereto.
     “Knowledge of Seller Parties” means the actual knowledge after due inquiry of the individuals set forth on Schedule 1.1C hereto.
     “Law” means any statute, code, law, ordinance, regulation or rule or other legally binding requirement of any Governmental Authority.
     “Management Parties” means the Management Shareholder and the Other Management Parties.
     “Management Shareholder” means Mr. Yising Chan.
     “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be or would reasonably be expected to be materially adverse (i) to the business, assets, condition (financial or otherwise), operating results or operations of such entity and its subsidiaries, taken as a whole, except: (a) effects or changes (including general economic and political conditions) that do not have a materially disproportionate effect (relative to other industry participants) on such entity and generally affect the industry in which such entity operates; (b) effects or changes relating to loss of employees, suppliers, vendors, agents, customers or other business partners (including web sites and portals) resulting primarily from the announcement or pendency of the transactions contemplated by this Agreement; (c) effects or changes to the extent attributable to changes in PRC Law after the date of this Agreement and (d) any change or effect that results from any action taken at the request of Buyer or as required by the terms of this Agreement or the Ancillary Documents by the Company or the Selling Shareholders (including, without limitation, any change after the date hereof in the Company’s accounting methods with respect to doubtful accounts, to the extent such change is made in order to treat such accounts in a manner consistent with treatment by Buyer) or (ii) to the ability of Buyer or the Selling Shareholders, as applicable, to perform its or their obligations hereunder. Notwithstanding the foregoing, termination by the Company or amendment by the Company in a manner adverse and material to the Company or termination by the Carrefour Commercial Companies (provided that such termination is a result of material breach by the Company of the terms of the Carrefour Contract) of the Carrefour Contract shall constitute a Material Adverse Effect on the Company.
     “Medley” means Medley Opportunity Fund Ltd. (Cayman).
     “Medley Credit Agreement” means the credit agreement dated as of September 7, 2007 among Medley, the Company and CGEN Media Technology Company Limited (Hong Kong) (as amended).
     “Medley Warrants” means the warrants to purchase Company Ordinary Shares in an amount equal to 3% of the outstanding Company Ordinary Shares on a fully-diluted and as converted basis (excluding the Company Ordinary Shares for which such warrants are exercisable) pursuant to the warrant purchase agreement dated as of September 11, 2007 between the Company and Medley.
     “MOFCOM” means the Ministry of Commerce or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any government entity which is similarly competent to examine and approve such matter under the laws of the PRC.
     “Net Current Assets” means consolidated current assets minus consolidated current liabilities (in the case of the Company, current liabilities shall be reduced by the amount of any incremental provisioning for doubtful accounts which may arise between the date hereof and the First Closing Date as a result of a change in the Company’s accounting methods with respect thereto, if such change is made to treat such accounts in a manner consistent with treatment by Buyer). For the avoidance of doubt current assets of the Company shall include any amounts received by the Company in connection with the exercise of the Medley Warrants or the exercise or conversion of any other securities of the Company.
     “Option Holder” means a holder as of the First Closing Date of Company Options pursuant to an Option Plan.
     “Option Holders’ Representative” means Sellers’ Representative who shall receive all payments and distributions paid by Buyer (on behalf of the Company) with respect to Company Options and shall distribute such amounts to the Option Holders.
     “Option Plans” means the employee stock option plans and other equity incentive plans maintained by the Company as of the date hereof.
     “Other Management Parties” means Mr. Guanyong Tian and Mr. Mei Lijun.
     “Permitted Dividends” means dividends declared prior to the First Closing Date, the amount of which shall be based on Company management’s best estimate of the amount by which the Company’s Net Current Assets, as reflected on the 2007 Audited Financial Statements shall be greater than zero. Permitted Dividends shall be paid, in accordance with applicable law, prior to the First Closing Date, provided, that to the extent the Company’s Net Current Assets (as reflected on the 2007 Audited Financial Statements) minus any Permitted Dividends paid prior to the First Closing Date, is greater than zero, such excess amount may be paid, in accordance with applicable law, in the form of additional Permitted Dividends prior to June 30, 2008.
     “Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or being contested in good faith, (ii) Encumbrances in respect of property or assets imposed by Law that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar liens, (iii) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property, (v) Encumbrances specified in Section 1.1 to the Disclosure Schedule and (vi) such other encumbrances as would not, individually or in the aggregate, materially and adversely affect the value of or the use of the encumbered property for its current and anticipated purposes.
     “Person” means any individual, partnership, firm, company, corporation, association, trust, unincorporated organization, joint venture or other entity.
     “PRC” means the People’s Republic of China, but solely for the purposes of this Agreement excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.
     “Prospective Event of Change in Control” means any potential event, including any transaction of which Buyer is aware, which is reasonably likely to result in a Change in Control in thirty (30) days or less.
     “Related Party” means, in respect of any Person, any other Person specified in Item 7.B of Form 20-F under the Securities Act.
     “RMB” means Renminbi, the legal currency of the PRC.
     “Second Installment Allocation Schedule” means a schedule setting forth the allocation of the Second Installment Share Consideration to be signed and delivered by the Sellers’ Representative (on behalf of the Option Holders) and all of the Selling Shareholders no later than five (5) Business Days prior to the Second Closing Date.
     “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Shares” means all of the equity interests of the Company, including Company Ordinary Shares, Company Preferred Shares, options, warrants and other equity interests.
     “Structure Agreements” means, collectively, the Contracts and instruments, a list of which is attached hereto as Section 3.19 of the Disclosure Schedule, which were entered into to enable the Company to effectively control and consolidate the financial results of CGEN Network (and its subsidiaries) with its financial statements.
     “Subsidiaries” means any and all corporations, partnerships, companies and other entities with respect to which the Company, directly or indirectly, owns more than 50% of the securities having the power to elect members of the board of directors or similar body governing the affairs of such entity.
     “subsidiaries” means, with respect to any Person, any other Person with respect to which the first Person, directly or indirectly, owns 50% or more of the securities of the second Person having the power to elect members of the board of directors or similar body governing the affairs of such entity.
     “Tax” or “Taxes” means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value-added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.
     “Tax Return” means any return, estimate, report or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, amendment thereof, claim for refund or declaration of estimated Tax.
     “Taxing Authority” means, with respect to any Tax, the government entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
     “Third Installment Allocation Schedule” means a schedule setting forth the allocation of the Third Installment Consideration and the Base Catchup Amount or the Adjusted Catchup Amount, as applicable, to be signed and delivered by the Sellers’ Representative (on behalf of the Option Holders) and all of the Selling Shareholders no later than five (5) Business Days prior to the Third Closing Date.
     “Unearned Second Installment Consideration” means US$90,781,250 minus the Second Installment Consideration.
     “U.S. GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.
     Section 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Additional Share Consideration	Section 2.2(c)(i)
Adjusted Catchup Amount	Section 2.2(c)(i)
Agreement	Preamble
Audited Financial Statements	Section 3.5(a)
Balance Sheet	Section 3.5(a)
Balance Sheet Date	Section 3.5(a)
Base Catchup Amount	Section 2.2(c)(i)
Buyer	Preamble
Buyer Indemnified Persons	Section 10.1(a)
Buyer’s Liquidated Damages	Section 11.1(d)
Buyer Options	Section 6.17
Buyer SEC Documents	Section 5.7(a)

Term	Section
Carrefour Contract	Section 2.2(b)(ii)
CGEN	Preamble
Company	Preamble
Confidential Information	Section 6.8
Deposit Account	Section 6.10
Financial Statements	Section 3.5(a)
First Closing	Section 2.3(a)
First Closing Date	Section 2.3(a)
Focus Media	Preamble
HKIAC	Section 11.13(b)
Indemnifying Management Party	Section 10.1(a)
Indemnifying Selling Shareholder	Section 10.2(a)
Indemnifying Party	Section 10.7
Independent Accounting Firm	Section 2.8(a)
Initial Cash Consideration	Section 2.2(a)
IP Licenses	Section 3.16(c)
Key Company Employee Employment Agreements	Section 7.10
Loan Repayment Loan	Section 6.21
Long-Stop Date	Section 9.1(e)
Losses	Section 10.1(a)
Material Contract	Section 3.17(a)
Medley Payoff Statement	Section 6.21
Offered Shares	Preamble
Other Selling Shareholders	Preamble
Registration Rights Agreement	Section 7.5
Related Party Accounts	Section 6.6
Reviewed Financial Statements	Section 3.5(a)
SEC	Section 5.7(a)
Second Closing	Section 2.4(a)
Second Closing Date	Section 2.4(a)
Second Installment Cash Consideration	Section 2.2(b)(iii)
Second Installment Consideration	Section 2.2(b)
Second Installment Share Consideration	Section 2.2(b)(iii)
Seller Indemnified Persons	Section 10.3(a)
Seller Parties	Preamble
Sellers’ Liquidated Damages	Section 11.1(c)
Sellers’ Representative	Section 2.9
Selling Shareholders	Preamble
Third Closing	Section 2.5(a)
Third Closing Date	Section 2.5(a)
Third Installment Cash Consideration	Section 2.2(c)(iii)
Third Installment Consideration	Section 2.2(c)
Third Installment Share Consideration	Section 2.2(c)(iii)
Unaudited Financial Statements	Section 3.5(a)
     Section 1.3 Other Interpretive Provisions The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words

“include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
ARTICLE II.
PURCHASE AND SALE OF OFFERED SHARES; CANCELLATION OF OPTIONS
     Section 2.1 Purchase and Sale.
          (a) Subject to the terms and conditions set forth in this Agreement, (x) each Selling Shareholder shall sell to Buyer all of such Selling Shareholder’s right, title and interest in the Offered Shares owned by it, free and clear of all Encumbrances at the First Closing Date, and Buyer shall purchase the Offered Shares at the First Closing Date, on a fully converted and diluted basis and (y) the Company shall cause all of the outstanding Company Options of the Option Holders pursuant to the Option Plans to be cancelled at the First Closing Date, for total consideration consisting of the Initial Cash Consideration, the Second Installment Consideration, the Third Installment Consideration and the Base Catchup Amount or the Adjusted Catchup Amount, as and if applicable, as set forth below:
          (i) On the First Closing Date (as defined below) and subject to the terms and conditions set forth in this Agreement, Buyer shall pay the Initial Cash Consideration (minus the Deposit) to the Selling Shareholders and (on behalf of the Company) to the Option Holders’ Representative, as set forth opposite their names in the First Closing Allocation Schedule to be delivered by the Sellers’ Representative to Buyer;
          (ii) On the Second Closing Date (as defined below) and subject to the terms and conditions set forth in this Agreement, Buyer shall issue and transfer to the Selling Shareholders and (on behalf of the Company) to the Option Holders’ Representative the Second Installment Cash Consideration (if any) and all of Buyer’s right, title and interest in and to the Second Installment Share Consideration (if any), free and clear of all Encumbrances, as set forth opposite their respective names in the Second Installment Allocation Schedule to be delivered by the Sellers’ Representative to Buyer; and
          (iii) On the Third Closing Date (as defined below) and subject to the terms and conditions set forth in this Agreement, Buyer shall issue and transfer to the Selling Shareholders and (on behalf of the Company) to the Option Holders’ Representative the Third Installment Cash Consideration (if any) and all of Buyer’s right, title and interest in and to the Third Installment Share Consideration (if any) and the Additional Share Consideration (if any), free and clear of all Encumbrances, as set forth opposite their respective names in the Third Installment Allocation Schedule to be delivered by the Sellers’ Representative to Buyer.
     Section 2.2 Consideration. The Aggregate Consideration shall be paid as follows:
          (a) Subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in the Ancillary Documents and in consideration of the sale, assignment and transfer of the Offered Shares and the cancellation of all of the Company Options of the Option Holders under the Option Plans and the exercise or cancellation of all outstanding warrants, including without limitation the Medley Warrants, Buyer shall on the First Closing Date pay to the Selling Shareholders and (on behalf of the Company) to the Option Holders’ Representative as set forth opposite their respective names in the First Closing Allocation Schedule a total amount equal to US$168,437,500 in cash (such amount, the “Initial Cash Consideration”), minus the Deposit. The Sellers’ Representative shall deliver the First Closing Allocation Schedule to Buyer no later than five Business Days prior to the First Closing Date.
          (b) Buyer shall pay the Selling Shareholders and (on behalf of the Company) the Option Holders’ Representative additional consideration within five (5) Business Days following the date on which the 2008 Audited Financial Statements are delivered to Buyer (and in any event no later than May 15, 2009, unless the delivery of the 2008 Audited Financial Statements has been delayed due to a failure on the part of Key Management to timely furnish the Auditors with the management accounts required for the preparation thereof, in which case such payment shall be made within five (5) Business Days of delivery of the 2008 Audited Financial Statements), and such additional aggregate consideration (the “Second Installment Consideration”) shall be calculated in the following manner:
          (i) if the 2008 Audited Annual Net Income is equal to or greater than US$9,625,000,

The Second Installment Consideration	=	(17.5	X	2008 Audited Annual Net Income	—	Initial Cash Consideration	)	X	50%
          If the 2008 Audited Annual Net Income is equal to or greater than US$20,000,000, the figure of $20,000,000 shall be used for the 2008 Audited Annual Net Income in the above formula. The Second Installment Consideration shall in no event be less than zero nor greater than US$90,781,250.
          (ii) If the 2008 Audited Annual Net Income is less than US$9,625,000, Buyer shall have the right to terminate the Key Company Employees and terminate this Agreement immediately with no further responsibility for any payment with respect to the Second Installment Consideration, the Third Installment Consideration, the Base Catchup Amount or the Adjusted Catchup Amount. If, following the First Closing Date and prior to December 31, 2008, the Amended and Restated Video Information System Cooperation Contract between Carrefour Commercial Companies and Shanghai CGEN Digital Media Network Company Limited (the “Carrefour Contract”) is terminated by CGEN or amended by CGEN in a manner adverse and material to the Company or is terminated by the Carrefour Commercial Companies as a result of material breach by the Company of the terms of the Carrefour Contract), Buyer shall have no obligation to make any additional unmade payments on or in respect of the Second Installment Consideration, the Third Installment Consideration, the Base Catchup Amount or the Adjusted Catchup Amount, regardless of whether any such amounts would otherwise be payable.
          (iii) If the 2008 Audited Annual Net Income is equal to or greater than US$17,500,000, 55% of the amount by which the Second Installment Consideration exceeds US$68,906,250 shall be payable in cash (the “Second

Installment Cash Consideration”) and the balance shall be paid by delivery of a number of FM Ordinary Shares equal to the balance of the Second Installment Consideration divided by the Average FM Share Price (such aggregate number of FM Ordinary Shares issued, the “Second Installment Share Consideration”). The Second Installment Cash Consideration (if any) and the Second Installment Share Consideration (if any) shall be issued to the Selling Shareholders and the Option Holders’ Representative as set forth opposite their respective names in the Second Installment Allocation Schedule to be delivered by the Sellers’ Representative to Buyer five (5) Business Days before the Second Closing Date.
          (c) Buyer shall pay the Selling Shareholders and (on behalf of the Company) the Option Holders’ Representative additional consideration within five (5) Business Days following the date on which the 2009 Audited Financial Statements are delivered to Buyer (and in any event no later than May 15, 2010, unless the delivery of the 2009 Audited Financial Statements has been delayed due to a failure on the part of Key Management to timely furnish the Auditors with the management accounts required for the preparation thereof, in which case such payment shall be made within five (5) Business Days of delivery of the 2009 Audited Financial Statements), and such additional consideration (the “Third Installment Consideration”) shall be calculated in the following manner:
          (i) if the 2008 Audited Annual Net Income is equal to or greater than US$9,625,000 and the 2009 Audited Annual Net Income is equal to or greater than US$12,250,000,

The Third Installment Consideration	=	(2009 Audited Annual Net Income	– 1)	X	The Second Installment Consideration

2008 Audited Annual Net Income

0.4
          The Third Installment Consideration shall in no event be less than zero nor greater than The Second Installment Consideration.
          In addition, (A) if 2008 Audited Annual Net Income is equal to or greater than US$9,625,000 and less than US$17,500,000 and 2009 Audited Annual Net Income is greater than US$24,500,000, Buyer shall pay the Selling Shareholders and (on behalf of the Company) the Option Holders’ Representative additional consideration within five (5) Business Days following the date on which the 2009 Audited Financial Statements are delivered to Buyer (and in any event no later than May 15, 2010, unless the delivery of the 2009 Audited Financial Statements has been delayed due to a failure on the part of Key Management to timely furnish the Auditors with the management accounts required for the preparation thereof, in which case such payment shall be made within five (5) Business Days of delivery of the 2009 Audited Financial Statements) (such additional consideration the “Base Catchup Amount”). The Base Catchup Amount shall be equal to the Base Purchase Price (US$306,250,000) minus the Initial Cash Consideration, the Second Installment Consideration and the Third Installment Consideration. The sum of the Initial Cash Consideration, the Second Installment Consideration, the Third Installment Consideration and the Base Catchup Amount shall in no event greater than US$306,250,000; or (B) if the 2008 Audited Annual Net Income is equal to or greater than US$17,500,000 and the 2009 Audited Annual Net Income is equal to or greater

US$28,000,000, Buyer shall pay the Selling Shareholders and (on behalf of the Company) the Option Holders’ Representative additional consideration within five (5) Business Days following the date on which the 2009 Audited Financial Statements are delivered to Buyer (such additional consideration, the “Adjusted Catchup Amount”). The Adjusted Catchup Amount shall be equal to The Adjusted Purchase Price (US$350,000,000) minus the Initial Cash Consideration, the Second Installment Consideration and the Third Installment Consideration. The sum of the Initial Cash Consideration, the Second Installment Consideration, the Third Installment Consideration and the Adjusted Catchup Amount shall in no event be greater than US$350,000,000.
          The Third Installment Consideration shall be paid by delivery of a number of FM Ordinary Shares equal to the Third Installment Consideration divided by the Average FM Share Price (such number of FM Ordinary Shares issued, the “Third Installment Share Consideration”). The Third Installment Share Consideration (if any) shall be issued to the Selling Shareholders and the Option Holders as set forth opposite their respective names in the Third Installment Allocation Schedule.
          The Base Catchup Amount or the Adjusted Catchup Amount shall be paid by delivery of a number of FM Ordinary Shares equal to the Base Catchup Amount or the Adjusted Catchup Amount divided by the Average FM Share Price (such aggregate number of FM Ordinary Shares issued, the “Additional Share Consideration”). The Additional Share Consideration (if any) shall be issued to the Selling Shareholders and (on behalf of the Company) the Option Holders’ Representative as set forth opposite their respective names in the Third Installment Allocation Schedule.
               (ii) if the 2009 Audited Annual Net Income is less than US$12,250,000, the Buyer will have no further responsibility for any payment with respect to the Third Installment Consideration.
               (iii) If, at the Third Closing, the sum of the Initial Cash Consideration and the Second Installment Cash Consideration is less than 55% of the Aggregate Consideration, part of the Third Installment Consideration shall be paid in cash (the “Third Installment Cash Consideration”) so that the sum of the Initial Cash Consideration, the Second Installment Cash Consideration, the Third Installment Cash Consideration is equal to 55% of the Aggregate Consideration (including the Adjusted Catchup Amount, if any and as applicable). The balance of the Third Installment Consideration and the Adjusted Catchup Amount, as and if applicable, shall be by delivery of FM Ordinary Shares as provided herein. The balance of the Third Installment Consideration and the Adjusted Catchup Amount, as and if applicable, shall be paid by delivery of a number of FM Ordinary Shares equal to such balance divided by the Average FM Share Price (such aggregate number of FM Ordinary Shares issued, the “Third Installment Share Consideration”). The Third Installment Cash Consideration (if any) and the Third Installment Share Consideration (if any) shall be issued to the Selling Shareholders and (on behalf of the Company) the Option Holders’ Representative as set forth opposite their respective names in the Third Installment Allocation Schedule to be delivered by the Sellers’ Representative to the Buyer five (5) Business Days before the Third Closing Date.

     Section 2.3 First Closing.
          (a) Subject to the terms and conditions set forth in this Agreement, the closing of the transactions contemplated by Section 2.2(a) of this Agreement (the “First Closing”) shall take place on January 2, 2008 or if such day is not a Business Day, the next Business Day, at the offices of Wilson Sonsini Goodrich & Rosati, Jin Mao Tower, 38F, Unit 01-04, 88 Century Boulevard, Pudong, Shanghai 200121, People’s Republic of China (or at such other place and on such other day and effective date as mutually agreed to by the parties hereto, the “First Closing Date”) as specified by Buyer in a notice to the Selling Shareholders duly signed and delivered by Buyer as promptly as practicable but in any event within five (5) Business Days following the date of the satisfaction or waiver of all of the conditions set forth in Articles VII and VIII hereof (other than those that are only capable of being satisfied on or as of the First Closing Date).
          (b) The Sellers’ Representative shall deliver the First Closing Allocation Schedule to Buyer no later than five Business Days prior to the First Closing Date.
          (c) At or prior to the First Closing, each of the Selling Shareholders or the Company, as applicable, shall deliver to Buyer the following:
          (i) share certificates evidencing the Offered Shares to be sold by such Selling Shareholder accompanied by a duly executed instrument of transfer;
          (ii) Audited September 30, 2007 Financial Statements;
          (iii) all other previously undelivered documents required by this Agreement and the Ancillary Documents to be delivered by such Selling Shareholder to Buyer at or prior to the First Closing Date in connection with the transactions contemplated hereby and thereby; and
          (iv) in respect of each Group Company, the certificates of incorporation, common seal (if it exists), share register and share certificate book (with any unissued share certificates) and all minute books and other statutory books or such equivalent items in the relevant jurisdiction as are kept by the relevant Group Company or are required by the Law of the jurisdiction where such Group Company is incorporated to be kept by such Group Company.
          (d) At the First Closing, Buyer shall deliver to the Selling Shareholders and (on behalf of the Company) to the Option Holders the Initial Cash Consideration (minus the Deposit), as set forth opposite their names in the First Closing Allocation Schedule in accordance with the wire transfer instructions set forth in the First Closing Allocation Schedule. Buyer shall not be obligated to deliver a Selling Shareholder’s portion of the Initial Cash Consideration (minus the deposit) until such Selling Shareholder has complied with Section 2.3(c).

     Section 2.4 Second Closing.
          (a) Subject to the terms and conditions set forth in this Agreement, the closing of the transactions contemplated by Section 2.2(b) of this Agreement (the “Second Closing”) shall take place at the place and on the date (the “Second Closing Date”) as specified by Buyer in a notice to the Selling Shareholders duly signed and delivered by Buyer as promptly as practicable following the delivery of the 2008 Audited Financial Statements to Buyer (such Second Closing to take place within five (5) Business Days following such delivery and in any event no later than May 15, 2009, unless the delivery of the 2008 Audited Financial Statements has been delayed due to a failure on the part of Key Management to timely furnish the Auditors with the management accounts required for the preparation thereof, in which case such payment shall be made within five (5) Business Days of delivery of the 2008 Audited Financial Statements).
          (b) Upon the occurrence of a Prospective Event of Change in Control after the First Closing Date and before the Second Closing Date, Buyer shall notify the Sellers’ Representative within three (3) Business Days of the occurrence of such Prospective Event of Change in Control, and the Second Closing and the Third Closing may take place on an accelerated basis. Notwithstanding any other provision of this Agreement to the contrary in the event of a Prospective Event of Change in Control, (i) the Second Closing and the Third Closing shall take place immediately prior to the closing of such Prospective Event of Change in Control, (ii) the Second Installment Consideration shall be equal to US$68,906,250, payable in cash and (iii) the Third Installment Consideration shall be equal to US$68,906,250, payable in cash.
          (c) Upon the occurrence of a Key Management Dismissal Event after the First Closing Date and before the Second Closing Date, the Second Closing and the Third Closing shall take place on an accelerated basis. Notwithstanding any other provision of this Agreement to the contrary, (i) the Second Closing and the Third Closing shall take place within seven (7) Business Days of the occurrence of the Key Management Dismissal Event, (ii) the Second Installment Share Consideration shall be equal to US$90,781,250 divided by the Average FM Share Price, (iii) the Third Installment Share Consideration shall be equal to US$68,906,250 divided by the Average FM Share Price and (iv) the Additional Share Consideration shall be equal to US$21,875,000 divided by the Average FM Share Price.
          (d) The Sellers’ Representative shall deliver the Second Installment Allocation Schedule to Buyer no later than five (5) Business Days prior to the Second Closing Date.
          (e) At or prior to the Second Closing, Buyer shall deliver to the Sellers’ Representative for the benefit of the Selling Shareholders and the Option Holders true copies of the register of members of Buyer indicating the transfer to the Selling Shareholders and the Option Holders and registration in the name of the Selling Shareholders and the Option Holders in respect of the Second Installment Share Consideration, if any, as set forth opposite their respective names in the Second Installment Allocation Schedule.
     Section 2.5 Third Closing.
          (a) Subject to the terms and conditions set forth in this Agreement, the closing of the transactions contemplated by Section 2.2(c) of this Agreement (the “Third Closing”) shall take place at the place and on the date (the “Third Closing Date”) as specified by Buyer in a notice to the Selling Shareholders duly signed and delivered by Buyer as promptly as practicable following the delivery of the 2009 Audited Financial Statements to Buyer (such Third Closing to take place within five (5) Business Days following such delivery and in any event no later than May 15, 2010, unless the delivery of the 2009 Audited Financial Statements has been delayed due to a failure on the part of Key Management to timely furnish the Auditors with the management accounts required for the preparation thereof, in which case such payment shall be made within five (5) Business Days of delivery of the 2009 Audited Financial Statements).
          (b) Upon the occurrence of a Prospective Event of Change in Control after the Second Closing Date and before the Third Closing Date, Buyer shall notify the Sellers’ Representative within three (3) Business Days of the occurrence of such Prospective Event of Change in Control, and the Third Closing shall take place on an accelerated basis. Notwithstanding any other provision of this Agreement to the contrary, (i) the Third Closing shall take place immediately prior to the closing of such Prospective Event of Change in Control and (ii) the Third Installment Consideration shall be equal to the Base Purchase Price minus the Second Installment Consideration and the Initial Cash Consideration, and payable in cash.
          (c) Upon the occurrence of a Key Management Dismissal Event after the Second Closing Date and before the Third Closing Date, the Third Closing shall take place on an accelerated basis. Notwithstanding any other provision of this Agreement to the contrary, (i) the Third Closing shall take place within seven (7) Business Days of the occurrence of the Key Management Dismissal Event, (ii) the Third Installment Share Consideration shall be equal to US$68,906,250 divided by the Average FM Share Price and (iii) the Additional Share Consideration shall be equal to US$350,000,000 minus the Initial Cash Consideration, the Second Installment Consideration and US$68,906,250, divided by the Average FM Share Price.
          (d) The Sellers’ Representative shall deliver the Third Installment Allocation Schedule to Buyer no later than five (5) Business Days prior to the Third Closing Date.
          (e) At or prior to the Third Closing, Buyer shall deliver to the Sellers’ Representative for the benefit of the Selling Shareholders and the Option Holders true copies of the register of members of Buyer indicating the transfer to the Selling Shareholders and the Option Holders and registration in the name of the Selling Shareholders and the Option Holders in respect of the Third Installment Share Consideration, if any, and the Additional Share Consideration, if any, as set forth opposite their respective names in the Third Installment Allocation Schedule.
     Section 2.6 Rounding. If the result of any calculation of the number of FM Ordinary Shares to be delivered to the Selling Shareholders and the Option Holders pursuant to any provision of this Article II is a number that is not a whole number, such number shall be rounded up to the next succeeding whole number.
     Section 2.7 Share Splits and Other Similar Events. Any number of shares to be delivered pursuant to, or price per share referenced in, this Article II shall be equitably adjusted in the event of any stock split, stock dividend, recapitalization or reorganization after the date hereof (for the avoidance of doubt no adjustment shall be made to account for additional issuances of shares by Buyer in connection with any capital raising transaction or acquisitions by Buyer).
     Section 2.8 2008 and 2009 Audited Financial Statements; Disputes.
          (a) The Sellers’ Representative may dispute the amount of 2008 Audited Annual Net Income or 2009 Audited Annual Net Income in the 2008 Audited Financial Statements or the 2009 Audited Financial Statements, as the case may be; provided, however, that the Sellers’ Representative shall have notified Buyer in writing of such dispute setting forth, in reasonable detail, the basis for such dispute, within fifteen (15) Business Days of Buyer’s delivery of the 2008 Audited Financial Statements or the 2009 Audited Financial Statements, as the case may be, to the Sellers’ Representative. The Sellers’ Representative and Buyer shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Sellers’ Representative and Buyer are unable to reach a resolution with such effect within fifteen (15) Business Days after the receipt by Buyer of the Sellers’ Representative’s written notice of dispute, Buyer and the Sellers’ Representative shall submit the items remaining in dispute for resolution to one of Ernst & Young, KPMG or PricewaterhouseCoopers, as mutually acceptable to the Sellers’ Representative and Buyer (an “Independent Accounting Firm”), which shall, within fifteen (15) Business Days after such submission, determine and report in writing to the Sellers’ Representative and Buyer upon such remaining disputed items and the amount of 2008 Audited Annual Net Income or 2009 Audited Annual Net Income, as the case may be, and such written report shall be final, binding and conclusive on the Seller Parties and Buyer. The fees and disbursements of the Independent Accounting Firm acting under this Section 2.8 shall be borne by the Company.
          (b) The 2008 Audited Financial Statements and the 2009 Audited Financial Statements shall be deemed final for the purposes of this Section 2.8 upon the earliest of (i) the failure of the Sellers’ Representative to notify Buyer of a dispute within fifteen (15) Business Days of Buyer’s delivery of the 2008 Audited Financial Statements or the 2009 Audited Financial Statements (as applicable) to the Seller’s Representative, (ii) the resolution of all disputes, pursuant to Section 2.8(a), by the Sellers’ Representative and Buyer and (iii) the resolution of all disputes, pursuant to Section 2.8(a), by the Independent Accounting Firm.
          (c) (i) Buyer agrees that, notwithstanding any dispute with respect to 2008 Audited Annual Net Income, Buyer shall pay the Second Installment Consideration in accordance with the time frame set forth in Section 2.4(a). If Buyer pays the Second Installment Consideration pursuant to Section 2.4(a) prior to the resolution of any such dispute in accordance with Section 2.8(b) and the result of the resolution of such dispute is that Buyer has overpaid with respect to the Second Installment Consideration, Buyer may reduce the amount payable by Buyer as Third Installment Consideration by the amount of such overpayment. If the result of the resolution of such dispute is that Buyer has overpaid with respect to the Second Installment Consideration and the Third Installment Consideration is not enough to offset such overpayment, such amount may be recovered (to the extent paid) through the indemnification provided in Section 10.2. If the result of the resolution of such dispute is that Buyer has underpaid with respect to the Second Installment Consideration, the amount payable by Buyer as Third Installment Consideration shall be increased by the amount of such underpayment.

          (ii) Notwithstanding Section 2.5(a), Buyer shall not be obligated to make any payment with respect to the Third Installment Consideration, the Catchup Amount or the Adjusted Catchup Amount, until any dispute with respect to the 2009 Audited Annual Net Income has been resolved in accordance with Section 2.8(b).
     Section 2.9 Sellers’ Representative. Each Selling Shareholder hereby appoints Mr. Yising Chan (the “Sellers’ Representative”) as such Selling Shareholder’s attorney-in-fact and representative, (i) to do any and all things and to execute any and all documents or other papers, in each such Selling Shareholder’s name, place and stead, in any way in which each such Selling Shareholder could do if personally present, in connection with this Agreement and the applicable Ancillary Documents and the transactions contemplated hereby and thereby, (ii) to amend, cancel or extend, or waive the terms of, this Agreement and any of the Ancillary Documents in a manner that would not disproportionately affect such Selling Shareholder as compared to the other Selling Shareholders, (iii) to act on behalf of such Selling Shareholder with respect to any claims (including the settlement thereof) made by Buyer or such Selling Shareholder for indemnification pursuant to Article X or any dispute arising under Section 2.8 in a manner that would not disproportionately affect such Selling Shareholder as compared to the other Selling Shareholders or which does not relate to a breach by such Selling Shareholder specifically, of its representations, warranties or obligations in connection with this Agreement and the applicable Ancillary Documents. The power of attorney granted hereby is coupled with an interest. In the event that the Sellers’ Representative becomes unable or unwilling to continue in his or her capacity as the Sellers’ Representative under this Agreement, the Selling Shareholders shall promptly appoint a successor Sellers’ Representative by written notice to Buyer, and the appointment of such successor Sellers’ Representative shall become effective only upon Buyer’s receipt of such written notice. Each Selling Shareholder hereby agrees that any successor Sellers’ Representative so selected by such Selling Shareholder shall be entitled to act as such under this Agreement on behalf of such Selling Shareholder. All references herein to the Sellers’ Representative shall include any such successor Sellers’ Representative. Except as otherwise expressly set forth herein, the Selling Shareholders hereby consent to the taking by the Sellers’ Representative of any and all actions and the making of any decisions required or permitted to be taken by such Selling Shareholders under this Agreement. The Selling Shareholders shall be bound by all actions taken by the Sellers’ Representative in his or her capacity as the Sellers’ Representative.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
The Seller Parties, severally and not jointly, represent and warrant to Buyer as of the date hereof and as of the First Closing Date (except as otherwise provided) as though made as of the First Closing Date as follows:
     Section 3.1 Due Organization, Good Standing and Power.
          (a) The Company is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands. The Company has the requisite power and authority to own, lease and operate its assets and to conduct the business now being conducted by it and, if applicable, is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. The Company has all requisite power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder.
          (b) The Company is a holding company. Except as set forth in Section 3.1(b) to the Disclosure Schedule, the Company has no liabilities or obligations and is not a party to any Contract, other than (i) this Agreement, the Ancillary Documents to which it is a party and such other Contracts as are described in Section 3.1(b) of the Disclosure Schedule, and (ii) any liabilities or obligations relating solely to the transactions contemplated by this Agreement, the Ancillary Documents to which the Company is a party or the Contracts described in Section 3.1(b) of the Disclosure Schedule.
     Section 3.2 Capitalization; Valid Issuance. The Shares set forth in Section 3.2 of the Disclosure Schedule constitute the only issued and outstanding equity capital of the Company including without limitation, any options and warrants and convertible bonds convertible into or exercisable or exchangeable for Company Ordinary Shares, which represents 100% of the Company’s equity capital. All of the Shares were duly authorized for issuance without violation of any preemptive or similar rights and are validly issued and, except for the Company Ordinary Shares issuable upon exercise of the stock options, fully paid and nonassessable. As of the First Closing, the Selling Shareholders shall own 100% of such Shares (excluding the Company Options to be cancelled in accordance with the provisions of this Agreement).
     Section 3.3 Group Companies.
          (a) Section 3.3 of the Disclosure Schedule sets forth for each of the Group Companies (i) its jurisdiction of incorporation, formation or organization, as applicable, and (ii) the number of authorized, issued and outstanding shares of each class of its capital stock or other authorized, issued and outstanding equity interests, as applicable, the names of the holders thereof, and the number of shares or percentage interests, as applicable, held by each such holder. Each of the Group Companies is duly incorporated or formed, as applicable, validly existing and, in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, has the requisite corporate or other applicable organizational power and authority to own, lease and operate its assets and to carry on its business now being conducted by it, except for such failure to have such power or authority or to be so qualified or licensed or in good standing, as the case may be, as would not, individually or in the aggregate, (i) adversely affect the ability of such Group Company to conduct the Business or (ii) otherwise be reasonably expected to have a Material Adverse Effect on the Group Companies. All the issued and outstanding shares of capital stock or other equity interests of the Group Companies indicated as being owned by the Company in Section 3.3 of the Disclosure Schedule are owned of record, free and clear of any Encumbrances, except Permitted Encumbrances. All of such issued and outstanding shares or other equity interests of the Group Companies have been validly issued, are fully paid and, if applicable, nonassessable and have not been issued in violation of any preemptive or similar rights, if any. Except as disclosed in Section 3.3 of the Disclosure Schedule, there is no existing option, warrant, call, right, commitment or other agreement of any character to which any Seller Party or Group Company is a party requiring, and there are no securities of any Group Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer or repurchase or redemption or otherwise acquisition of any additional shares of capital stock, issued or unissued, or other equity securities of any Group Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of such Group Company or relating to dividends or voting rights. Except as contemplated by the Structure Agreements and as disclosed in Section 3.3(a) to the Disclosure Schedule, none of the Group Companies is a party to any voting trust, other voting agreement or Contract with respect to any of the Shares or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of any Group Company.
          (b) No shares of capital stock or other equity or ownership interests of any Group Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or comparable organizational documents of any Group Company or any Contract to which any Group Company is a party or by which such Group Company is bound.
     Section 3.4 Corporate Records. The certificates of incorporation, memorandum and articles of association, by-laws or comparable organizational documents and business licenses of each Group Company are in full force and effect. None of the Group Companies is in violation of any of the provisions of its certificate of incorporation, memorandum and articles of association, bylaws or comparable organizational documents. The transfer books and minute books of each Group Company are true and complete in all material respects and record all the matters required to be recorded therein.
     Section 3.5 Financial Statements.
          (a) The Company has delivered to Buyer (i) complete copies of the Company’s audited consolidated balance sheets as of December 31, 2005 and 2006, and the related statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2005 and 2006, together with the notes to such financial statements (the “Audited Financial Statements”), (ii) complete copies of the Company’s reviewed consolidated balance sheet as of June 30, 2007, the related statement of operations for the six months ended June 30, 2007 and the related statement of shareholders’ equity and cash flows for the six months ended June 30, 2007, together with the notes to such financial statements (the “Reviewed Financial Statements”) and (iii) complete copies of the Company’s consolidated balance sheet as of September 30, 2007, the related statement of operations for the nine months ended September 30, 2007 and the related statements of shareholders equity and cash flows for the nine months ended September 30, 2007, together with the notes to such financial statements which are attached hereto as Exhibit A (the “Unaudited Financial Statements”). The Audited Financial Statements, the Reviewed Financial Statements and the Unaudited Financial Statements are collectively referred to herein as the “Financial Statements”. The Financial Statements (i) are true, correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated therein, and (iii) fairly present, in all material respects, the financial condition and results of operations and cash flows of the business of the Company and its Subsidiaries, as of and for the periods to which they relate, subject, in the case of the Reviewed Financial Statements and the Unaudited Financial Statements, to normal year-end audit adjustments (which are not, in the aggregate, material to the Group Companies, taken as a whole). For the purposes hereof, the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2007 is referred to as the “Balance Sheet” and September 30, 2007 is referred to as the “Balance Sheet Date”. None of the Group Companies has made any changes in its accounting methods or principles since the Balance Sheet Date (other than with respect to provisioning for doubtful accounts and such changes as required by Law or U.S. GAAP). The books of account and financial records of the Group Companies have been prepared and are maintained in accordance with sound accounting practice.
          (b) Since the Balance Sheet Date, none of the Group Companies has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, since the Balance Sheet Date, there has not been any material change in the share capital, short-term debt or long-term debt of any of the Group Companies or any Material Adverse Change.
          (c) Except as set forth in Section 3.5(c) of the Disclosure Schedule, the Company maintains a system of internal accounting controls that provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of assets of such entity as necessary to permit preparation of financial statements in conformity U.S. GAAP, (iii) access to material assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences and (v) each of the Group Companies has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of assets of such entity and provide a sufficient basis for the preparation of financial statements in accordance with U.S. GAAP.
          (d) There are no liabilities of any kind whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) of the Group Companies that would be required to be reflected in, or disclosed in the notes to, financial statements prepared in accordance with U.S. GAAP other than liabilities and obligations (i) reflected or reserved against on the Balance Sheet or disclosed in the notes thereto, (ii) arising in the ordinary course of the business of the Group Companies since the Balance Sheet Date or (iii) that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.
     Section 3.6 Authorization, Enforceability, No Approvals or Conflicts.
          (a) The execution and delivery by the Company of this Agreement and the Ancillary Documents to which it is a party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary corporate or other applicable organizational action of the Company. Each of this Agreement and the Ancillary Documents to which it is a party has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other party/parties thereto, constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).
          (b) Except as set forth in Section 3.6(b) to the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the Ancillary

Documents to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in a breach of the organizational documents of any of the Group Companies, (ii) violate, conflict with or result in a breach of, or constitute a default by any of the Group Companies (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of any of the Group Companies or on the Shares under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which any of the Group Companies or any of their respective properties is bound or (iii) violate or result in a breach of any Governmental Order or Law applicable to any of the Group Companies or any of their respective properties, except, with respect to the foregoing clauses (ii) and (iii) above, as would not reasonably be expected to have a Material Adverse Effect on the Group Companies, or as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party. Except as set forth on Section 3.6(b) to the Disclosure Schedule, no Governmental Authorizations are required for the execution, delivery and performance by the Group Companies of this Agreement and the consummation of the transaction by the Seller Parties.
     Section 3.7 Compliance with Law; Governmental Authorizations. Except as would not reasonably be expected to have a Material Adverse Effect on the Group Companies and none of the Group Companies is in violation of any Governmental Order or Law applicable to them or any of their respective properties.
     Section 3.8 Licenses. Each of the Group Companies has obtained all licenses, franchises, concessions, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all Governmental Authorities necessary to own, lease, license and use its properties and assets and conduct its business in the manner currently conducted and such licenses, consents, authorizations, approvals, orders, certificates or permits contain no materially burdensome restrictions or conditions for the conduct of the Business as currently conducted. To the Knowledge of Seller Parties, no regulatory body is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits and each of the Group Companies is in material compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits.
     Section 3.9 Litigation. There are no suits, actions, arbitrations, proceedings or investigations pending or, to the Knowledge of Seller Parties, threatened against any of the Company and the Group Companies.
     Section 3.10 Absence of Certain Changes. Since the Balance Sheet Date and through the date of this Agreement, the Business has been conducted in all material respects only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing and since the Balance Sheet Date and through the date of this Agreement, there has not been:
          (a) any damage, destruction or loss (whether or not covered by insurance) materially affecting the business or assets of the Group Companies;

          (b) any sale, purchase, option, subscription, warrant, call, commitment or agreement of any character granted or made by any of the Group Companies in respect of its capital stock or other equity interests, other than the granting of Company Options in the ordinary course of business;
          (c) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of any Group Company or any repurchase, redemption or other acquisition by any Group Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, any Group Company;
          (d) any material loans, advances or capital contributions to, or investments in, any Person or payment of any fees or expenses to any Seller Party or any Affiliate of any Seller Party other than salaries and normal business expenses paid to employees in the ordinary course of business;
          (e) any acquisition of assets or disposition of assets by any of the Group Companies, excluding (i) any single acquisition or disposition of assets, which does not exceed RMB2,000,000 and (ii) one or more related acquisitions or dispositions of assets, the aggregate value of which does not exceed RMB10,000,000;
          (f) any merger or consolidation by any of the Group Companies with any Person;
          (g) other than in the ordinary course of business, capital expenditures by any of the Group Companies, which in the aggregate exceed RMB1,000,000;
          (h) any incurrence, assumption or guarantee of any Indebtedness for borrowed money by any of the Group Companies, which in aggregate exceeds RMB1,000,000;
          (i) any Encumbrance of material assets of any of the Group Companies, other than Permitted Encumbrances;
          (j) other than in the ordinary course of business, any increase in the compensation of employees of any of the Group Companies;
          (k) any loan made by any of the Group Companies to any director, officer or other member of senior management of any of the Group Companies other than reasonable travel and business expense advances incurred in the ordinary course of business;
          (l) any material change in the accounting methods or practices followed by any of the Group Companies (other than such changes that have been required by Law or U.S. GAAP); or
          (m) any agreement or commitment by any of the Group Companies to do any of the foregoing.

     Section 3.11 Tax Matters. Except as set forth in Section 3.11 to the Disclosure Schedule
          (a) All Tax Returns required to be filed pursuant to applicable Law by or on behalf of any Group Company have been filed in a timely manner (within any applicable extension periods) and are true, correct and complete in all material respects, (ii) all Taxes of the Group Companies have been timely paid in full or will be timely paid in full by the due date thereof if due prior to the First Closing Date, except for those contested in good faith, and the Group Companies have adequately provided for all Taxes in the Financial Statements for which they are required to provide, (iii) none of the Group Companies has liability for Taxes in excess of the accruals for Taxes reflected on the Financial Statements to the extent such Taxes are required to be accrued under U.S. GAAP and (iv) no unresolved claims have been asserted in writing by a Taxing Authority with respect to any Taxes of any of the Group Companies;
          (b) Each of the Group Companies is and has been in compliance with all applicable Laws relating to the payment, withholding and exemptions of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over for all periods prior to and including the First Closing Date under all applicable Laws;
          (c) No submissions made to any Taxing Authority in connection with obtaining Tax exemptions, Tax holidays or reduced Tax rates contained any material misstatement or omission that would have affected the granting of such Tax exemptions, Tax holidays or reduced Tax rates;
          (d) No written claim has been made by any Taxing Authority in any jurisdiction where a Group Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or requested from any Group Company. There are no audits or investigations by any Taxing Authority of any of the Group Companies in progress nor, to the Knowledge of Seller Parties, does any Group Company have actual knowledge of any pending or threatened audit or investigation by any Taxing Authority;
          (e) All deficiencies asserted or assessments made against any Group Company as a result of any examinations by any Taxing Authority have been fully paid in accordance with their stipulated due date;
          (f) No Group Company is a party to any tax indemnity, tax allocation or tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it could have any obligation to make any payments after the First Closing; and
          (g) Other than in respect of Taxes not yet due and payable, there are no Encumbrances for Taxes upon the assets of any Group Company.
     Section 3.12 Dividends and Distributions.
          (a) Retained earnings of CGEN Network, for purposes of declaring and paying dividends, were computed in accordance with PRC GAAP and all dividends paid were declared and paid according to the laws and regulations of the PRC as then in effect. No such dividends or other distribution were subject to withholding or other tax under the laws and regulations of the PRC that were not paid or withheld and were otherwise free and clear of any other tax, withholding or regulations in the PRC that were not otherwise paid, withheld or complied with (as the case may be). CGEN Network has received the necessary governmental approvals, certificates, permits and other similar permission to pay such dividends as it has as of the date of this Agreement.
          (b) All contractual and other payments made by the Group Companies (other than CGEN Network) to CGEN Network have been made according to the terms and conditions of the Structure Agreements and no such payments have been subject to withholding taxes under the laws and regulations of the PRC that have not been withheld and have been otherwise free and clear of any withholding tax in the PRC that were not otherwise withheld.
     Section 3.13 Officers, Employees and Labor.
          (a) Each of the Group Companies has complied in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, social welfare, equal opportunity and collective bargaining. There is no organized labor dispute or claim pending, or to the Knowledge of the Seller Parties, threatened, against or affecting any of the Group Companies. There is no organized labor strike or slowdown pending, or to the Knowledge of the Seller Parties, threatened, against or affecting any of the Group Companies. None of the Group Companies has any Contract with any labor union.
          (b) Section 3.13(b)of the Disclosure Schedule sets forth a list of all officers of the Group Companies and all other employees and consultants whose current annual salary or rate of compensation (including bonuses and commissions) is in excess of RMB1,000,000 (or equivalent in a different currency), together with their current job titles or relationship to the Group Companies. The Company does not have any employees in the Cayman Islands.
          (c) To the Knowledge of the Seller Parties, none of the employees of the Group Companies is obligated under any Contract, or subject to any Governmental Order that would prevent such employees from assigning to a Group Company inventions conceived or reduced to practice or copyrights for materials developed in connection with services rendered to the Group Company. The following do not or will not, as the case may be, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract between any Group Company and such employee: (i) the execution, delivery and performance of any of this Agreement and the Ancillary Documents to which any of the Seller Parties is a party and (ii) the conduct of the Business of any Group Company as currently conducted.
          (d) Other than the acceleration of the Company’s stock options as disclosed to Buyer, none of the execution, delivery and performance of any of this Agreement and the Ancillary Documents to which any of the Seller Parties is a party will constitute an event under any benefit plan or individual agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in material benefits with respect to any employee, former employee, consultant, agent or director of the Group Companies.

          (e) Except as set forth in Section 3.13(e) to the Disclosure Schedule and except as required by applicable Laws, none of the Group Companies has any obligation or liability to provide retirement, death, disability or other welfare benefits to any of the present or past employees of the Group Companies, or to any other person.
          (f) (i) There is no unfair labor practice complaint pending or, to the Knowledge of the Seller Parties, threatened against any of the Group Companies before any competent Governmental Authority; and (ii) except as would not reasonably be expected to have a Material Adverse Effect on the Group Companies, there has been no violation of any laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other legislation of the Cayman Islands, the PRC, the United States or any other jurisdiction applicable to any of the Group Companies relating to discrimination in the hiring of employees, social welfare benefits, equal opportunity, collective bargaining, promotion or pay of employees, applicable wage or hour laws, the payment or withholding of payroll or similar taxes for employees, or any other applicable law or regulation concerning the employees of the Group Companies.
     Section 3.14 Loans. Except as described in the Structure Agreements, none of the Group Companies has, directly or indirectly (A) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the Seller Parties and the Group Companies, or to or for any family member or Affiliate of any director or executive officer of the Seller Parties and the Group Companies or (B) made any material modification, including any renewal thereof, to any term of any personal loan to any director or executive officer of the Seller Parties or the Group Companies, or any family member or Affiliate of any such director executive officer, which loan was outstanding as of the date hereof.
     Section 3.15 Share Option and Other Plans. (a) Except as set forth in Section 3.15 of the Disclosure Schedule, none of the Group Companies has any pension, profit sharing, stock option, employee stock purchase, severance or other plan, program, policy, practice or Contract providing for incentives or other compensation which has been maintained, contributed to, or required to be contributed to by any Group Company for the benefit of any current or former employees, directors or consultants (aside from any salary or commission payable in the ordinary course), or any other employee benefit plan with respect to which any Group Company has or may have any liability or obligation. Except for required contributions or benefit accruals for the current plan year, no material liability has been or is expected to be incurred by any of the Group Companies under or pursuant to any applicable Law relating to benefit plans and, to the Knowledge of Seller Parties, no event, transaction or condition has occurred or exists that is reasonably likely to result in any such material liability to any of the Group Companies. Except as set forth in Section 3.15 to the Disclosure Schedule, the Company and the Group Companies have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and to the Knowledge of Seller Parties there is not any default or violation by any other party to each plan, program, policy, practice or Contract set forth in Section 3.17 of the Disclosure Schedule, and each has been established and maintained in all material respects in accordance with its terms and in compliance with applicable Laws.
          (b) At the First Closing, all unexercised Company Options shall be cancelled.

     Section 3.16 Intellectual Property.
          (a) The Group Companies own or have the rights to use all Intellectual Property material to the Business.
          (b) To the Knowledge of Seller Parties, none of the Group Companies has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the registered Intellectual Property material to the Business (including the failure to pay any filing, examination, issuance, post-registration and maintenance fees, annuities and the like).
          (c) Each contract or license pursuant to which (i) any third Person has granted to any Group Company a license or rights to any material Intellectual Property or (ii) any Group Company has granted to a third Person any license or rights to any material Intellectual Property owned by any Group Company, is in full force and effect, and none of the Group Companies is in material default under any of such licenses and, to the Knowledge of Seller Parties, no other Person who is a party to any of such licenses is in material default thereunder or has exercised any termination rights with respect thereto (such contracts and licenses the “IP Licenses”).
          (d) None of the operations, conduct or products of any Group Company infringes upon or is in violation of any Intellectual Property of any Person.
          (e) No Group Company is a party to any pending legal proceedings which involve a claim of infringement, unauthorized use, or violation of any intellectual property right by any Person against such Group Company or challenging the ownership, use, validity or enforceability of, any material Intellectual Property owned by or exclusively licensed to such Group Company, and (ii) no Group Company has received any notice or claim challenging a Group Company ownership of any of the Intellectual Property owned (in whole or in part). No Intellectual Property owned by or licensed to the Group Companies is subject to any outstanding order, judgment or decree restricting the use or licensing thereof by the Group Companies.
          (f) To the Knowledge of Seller Parties, no Person is infringing, violating, misusing or misappropriating any Intellectual Property owned by any Group Company, except for such infringement, violation, misuse or misappropriation as would not reasonably be expected to have a Material Adverse Effect on the Group Companies, and no written claims to such effect have been made against any Person by any Group Company.
          (g) To the Knowledge of Seller Parties, the consummation of the transactions contemplated hereby and by the Ancillary Documents to which any Seller Party is a party will not result in the loss or impairment of any Group Company’s right to own or use any of the material Intellectual Property owned by any Group Company.
     Section 3.17 Contracts.
          (a) Except as set forth in Section 3.17 of the Disclosure Schedule, none of the Group Companies is bound by (i) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, partnership interests or membership interests; (ii) any Contract requiring the applicable Group Company to make future capital contributions to any entity; (iii) any Contract relating to Indebtedness of the applicable Group Company in excess of RMB2,000,000; (iv) any loan or advance by a Group Company to, or investment by a Group Company in, any Related Party; (v) any loan or advance in an amount in excess of RMB500,000 (either individually or in the aggregate) to, or investment by a Group Company in, any Person other than a Related Party; (vi) any management, service, consulting or any other similar type of Contract requiring payment of fees in excess of RMB500,000 per annum; (vii) any material warranty, guaranty or similar undertaking with respect to contractual performance extended by any Group Company other than in the ordinary course of business; (viii) any IP License that is material to the business of any Group Company; (ix) any Contract involving payment in excess of RMB2,000,000 per annum that cannot be terminated by a Group Company that is a party to such Contract without material liability upon less than ninety (90) days’ notice; (x) any Contract that governs any joint venture, partnership or other cooperative arrangement or any other relationship involving a sharing of profits; (xi) any Contract that would result in the merger with or into or consolidation into another Person; (xii) any Contract for the sale of any of the assets of any Group Company with a sale price in excess of RMB250,000; (xiii) any material Contract that requires a consent to or otherwise contains a provision relating to a “change in control”, or any Contract that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Documents to which the Company is a Party or that would trigger, give rise to, accelerate or augment any liabilities or terminate or modify any rights of any Group Company as a result of the consummation of the transactions contemplated hereby and thereby; (xiv) any Contract that restricts the Group Companies from engaging in any line of business in any geographic area or competing with any Person that materially impairs the operation of the Group Companies, individually or taken as whole; (xv) any Contract with Carrefour Commercial Companies or Wal-Mart (China) Investment Company, Ltd or any of their respective Subsidiaries or Affiliates; or (xvi) any material amendment, modification or supplement in respect of any of the foregoing made other than in the ordinary course of business consistent with past practice (each of (i) to (xvi) above, a “Material Contract”).
          (b) Other than Material Contracts which have terminated or expired in accordance with their terms, each Material Contract is a valid and binding agreement of the relevant Group Company and, to the Knowledge of the Seller Parties, each of the other parties thereto, enforceable against the Group Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law). Except as set forth in Section 3.17 of the Disclosure Schedule, neither the Company nor any Subsidiary is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not have a Material Adverse Effect on the Group Companies.
     Section 3.18 Certain Transactions. (i) None of the Group Companies is indebted, either directly or indirectly, to any Related Party in an aggregate amount in excess of RMB100,000 other than for payment of salary for services rendered and reasonable expenses, (ii) no Related Party is indebted to any of the Group Companies or has any direct or indirect ownership interest (other than as a result of any ownership interest held in the Company) in any of the Group Companies, (iii) to the Knowledge of Seller Parties, no Related Party has any direct or indirect ownership interest (other than an equity interest of 5% or less in a publicly traded company), or contractual relationship, with any Person with which any of the Group Companies has a material business relationship or any Person which, directly or indirectly, competes with any of the Group Companies, and (iv) no Related Party is, directly or indirectly, a party to any material Contract with any Group Company.
     Section 3.19 Structure Agreements. Section 3.19 of the Disclosure Schedule sets forth all of the Structure Agreements, which constitute all of the agreements, contracts and instruments enabling the Company to effect control over and consolidate with its financial statements each Group Company. Each of the Group Companies which is a party to the Structure Agreements has full power, authority and legal right to execute, deliver and perform their respective obligations under each of the Structure Agreements to which it is a party, and has authorized, executed and delivered each of the Structure Agreements to which it is a party, and such obligations constitute valid, legal and binding obligations enforceable against it in accordance with the terms of each of the Structure Agreements, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law). The execution, delivery and performance of each Structure Agreement by the parties thereto did not and is not reasonably expected to (i) result in any violation of the business license, articles of association, other constitutional documents (if any) or permits of the Group Companies; (ii) result in any violation of or penalty under any laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other legislation of the PRC as in effect as of the date hereof; or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other Contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument in effect as of the date hereof to which any of them is a party or by which any of them is bound or to which any of their property or assets is subject; except, in the case of clause (ii) and (iii), as would not reasonably be expected to have a Material Adverse Effect on the Group Companies. Each Structure Agreement is in full force and effect and none of the Group Companies which is a party to any Structure Agreement is in breach or default in the performance or observance of any of the terms or provisions thereof. To the Knowledge of the Seller Parties, none of the parties to any Structure Agreement has sent or received any written communication regarding termination of, or intention not to renew, any of the Structure Agreements, and no such termination or non-renewal has been threatened by any of the parties thereto. No breach or default under any of the Structure Agreements by any Group Company will occur as a result of the execution, delivery and performance of this Agreement or any Ancillary Document to which the Company is a party. Except as set forth in Section 3.19 of the Disclosure Schedule consummation of the transactions contemplated by this Agreement and the Ancillary Documents to which the Company is a party will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, any Group Company under any Structure Agreement.
     Section 3.20 Compliance with Laws.
          (a) None of the Group Companies has received any written notice or other communication from any Governmental Authority since the Balance Sheet Date regarding (A) any actual, alleged, or potential violation of, or failure to comply with, any applicable Law, or (B) any actual, alleged, or potential obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
          (b) None of the Group Companies or any director, officer, agent, employee, or any other Person associated with or acting for or on behalf of the foregoing, has offered, paid, promised to pay, or authorized the payment of any money or corporate fraud, or offered, given a promise to give, or authorized the giving of anything of value, to any Government Official, to any political party or official thereof or to any candidate for political office (or to any Person where such Group Company, director, officer, agent, employee or other Person knew that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, political party, party official, or candidate for political office) for any unlawful contribution, gift, entertainment or other unlawful expenses relating to a political activity, or for the purpose of:
     (i) (x) influencing any act or decision of such Government Official, political party, party official, or candidate in his or its official capacity, (y) inducing such Government Official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such Government Official, political party, party official or candidate, or (z) securing any improper advantage, or (ii) inducing such Government Official, political party, party official, or candidate to use his or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, in order to assist such Group Company in obtaining or retaining business for or with, or directing business to any Group Company.
          (c) To the Knowledge of Seller Parties, none of the beneficial owners of any interest in any Group Company is controlled by a Governmental Authority.
     Section 3.21 Environmental Matters.
     Except as would not reasonably be expected to have a Material Adverse Effect on the Group Companies:
          (a) Each of the Group Companies is in compliance with all applicable Environmental Laws.
          (b) None of the Group Companies has received any Environmental Claim or notice of any threatened Environmental Claim.
          (c) None of the Group Companies has entered into, has agreed to, or is subject to, any decree or order or other similar requirement of any Governmental Authority under any Environmental Laws.
          (d) None of the Group Companies has released Hazardous Materials into the environment in violation of Environmental Laws or in a manner that would reasonably be expected to result in material liability under Environmental Laws, and to the Knowledge of Seller Parties, no other Person has released Hazardous Materials into the environment at any property currently owned or operated by any of the Group Companies in violation of Environmental Laws or in a manner that would reasonably be expected to result in material liability to any of the Group Companies under Environmental Laws.
     Section 3.22 Insurance. Set forth in Section 3.22 of the Disclosure Schedule is a list of the insurance policies of each of the Group Companies as of the date hereof. All such insurance policies are in full force and effect. There are no material claims by the Group Companies under any such insurance policy as to which any insurance policy is denying liability or defending under a reservation of rights clause.

     Section 3.23 Personal Property Assets.
          (a) Each of the Group Companies has good title to, or holds by valid and existing lease or license, all the material tangible personal property assets reflected as assets of the Group Companies on or assets acquired after the Balance Sheet Date, free and clear of all Encumbrances except for Permitted Encumbrances.
          (b) The Group Companies own, or have valid leasehold interests in, all material tangible personal property assets necessary for the conduct of the Business as currently conducted and all such assets are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business.
     Section 3.24 Real Property.
          (a) Leased Properties. Section 3.24(a) of the Disclosure Schedule lists all real property leased or subleased by any of the Group Companies as office space. With respect to each such lease and sublease:
          (i) such lease or sublease is in full force and effect, in all material respects, assuming the respective lessor holds valid title certificate to such properties; and
          (ii) (A) No Group Company is, and to the Knowledge of Seller Parties, no other party to the lease or sublease is, in material default beyond any applicable notice, grace or cure period and (B) none of the Group Companies has received a written notice of default with respect to such lease or sublease.
          (b) Land Use Rights. None of the Group Companies owns or has legal or equitable title in any real property.
     Section 3.25 No State Assets. None of the assets of the Group Companies constitute state-owned assets and, accordingly, are not required to undergo any form of valuation under applicable Law in the PRC governing the transfer of state-owned assets prior to the consummation of the transactions contemplated herein or in any of the Ancillary Documents to which the Company is a party.
     Section 3.26 Brokers. Except as set forth in Section 3.26 of the Disclosure Schedule, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Seller Parties, the Group Companies or any of their respective Affiliates in connection with the negotiation or consummation of this Agreement or the Ancillary Documents to which the Company is a party, or any of the transactions contemplated hereby or thereby.
     Section 3.27 No Other Representations and Warranties.
          (a) Except for the representations and warranties contained in this Article III, the Company makes no other express or implied representation or warranty to Buyer.
          (b) Except for the representations and warranties contained in this Article III and (with respect to the Management Shareholder) in Article IV, the Management Parties make no other express or implied representation or warranty to Buyer.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS
     Each of the Selling Shareholders, severally and not jointly, represents and warrants to Buyer as of the date hereof and as of the First Closing Date (except as otherwise provided) as though made as of the First Closing Date as follows:
     Section 4.1 Authorization, Enforceability. Such Selling Shareholder that is not an individual has been duly organized, is validly existing, and is in good standing in its jurisdiction of organization, has the corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party by such Selling Shareholder and the performance by such Selling Shareholder of its respective obligations hereunder and thereunder have been duly authorized by all necessary corporate or other applicable organizational action on the part of each such party. Each of this Agreement and the Ancillary Documents to which it is a party has been duly executed and delivered by such Selling Shareholder and, assuming due authorization, execution and delivery by the other party/parties thereto, constitutes a valid and binding agreement of such Selling Shareholder, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).
     Section 4.2 Ownership and Transfer of Offered Shares. Such Selling Shareholder is the only record and beneficial owner of the Offered Shares held by such Selling Shareholder and has valid title to such Offered Shares, free and clear of any and all Encumbrances other than restrictions set forth in the Company’s Shareholders Agreement dated December 7, 2006 (to the extent such Selling Shareholder is a party thereto, or otherwise bound thereby), which restrictions will terminate as of the First Closing. Such Selling Shareholder has the corporate or other applicable organizational power and authority to sell, transfer, assign and deliver such Offered Shares as provided in this Agreement, and such delivery will convey to Buyer valid title to such Offered Shares, free and clear of any and all Encumbrances.
     Section 4.3 No Approvals or Conflicts. The execution, delivery and performance by such Selling Shareholder of this Agreement and the Ancillary Documents to which it is a party, and the consummation by such Selling Shareholder of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in a breach by such Selling Shareholder of the organizational documents of such Selling Shareholder, (ii) violate, conflict with or result in a breach of, or constitute a default by such Selling Shareholder (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon such properties of such Selling Shareholder or on the Shares held by such Selling Shareholder under any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, Contract, agreement or other instrument to which such Selling Shareholder or any of its respective properties is bound, (iii) violate or result in a breach of any Governmental Order or Law applicable to such Selling Shareholder or any of its properties or (iv) except as set forth in Section 4.3 of the Disclosure Schedule, require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration by such Selling Shareholder with, any Governmental Authority, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on the ability of such Selling Shareholder to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party.
     Section 4.4 No Competition. If such Selling Shareholder is a Management Shareholder, (i) such Selling Shareholder does not, nor does any Related Party of such Selling Shareholder, have any direct or indirect ownership interest (other than an equity interest of 5% or less in a publicly traded company), or contractual relationship, with any Person which, directly or indirectly, competes with any of the Group Companies, and (ii) neither such Selling Shareholder nor any of its Related Parties is, directly or indirectly, a party to any Contract (or, to the Knowledge of any Seller Party, any oral material Contract) with any Group Company.
     Section 4.5 Brokerage. Other than as disclosed in Section 3.26 of the Disclosure Schedule, there are no contracts, agreements or understandings between such Selling Shareholder and any person that would give rise to a valid claim against such Selling Shareholder or Buyer for a brokerage commission, finder’s fee or other like payment in connection with the offer and sale of the Offered Shares.
     Section 4.6 Investment. Such Selling Shareholder confirms that any FM Ordinary Shares to be received by such Selling Shareholder will be acquired for investment for the account of such Selling Shareholder, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that such Selling Shareholder has no present intention of selling, granting any participation in, or otherwise distributing any of the FM Ordinary Shares, except in a manner consistent with the Registration Rights Agreement (defined in Section 7.5). By executing this Agreement, such Selling Shareholder further represents that it has no contract, undertaking, agreement, or arrangement with any person to sell, transfer, or warrant participation to that person or to any third person, with respect to any of the FM Ordinary Shares.
     Section 4.7 Accredited Investor; Foreign Investor. Such Selling Shareholder represents that such Selling Shareholder is not involved in a plan or scheme designed to evade the registration provisions of the Securities Act and either (a) presently qualifies, and will as of the First Closing Date, qualify, as an “accredited investor” within the meaning of Regulation D of the rules and regulations promulgated under the Securities Act or (b) is not presently, and will not be as of the First Closing Date, a “U.S. person” within the meaning of Regulation S of the rules and regulations promulgated under the Securities Act.
     Section 4.8 No Other Representations and Warranties.
          (a) Except for the representations and warranties contained in this Article IV, the Selling Shareholders (other than the Management Shareholder) make no other express or implied representation or warranty to Buyer.
          (b) Except for the representations and warranties contained in this Article IV and in Article III, the Management Shareholder makes no other express or implied representation or warranty to Buyer.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to the Seller Parties and the Other Selling Shareholders as of the date hereof and as of the First Closing Date (except as otherwise provided) as though made as of the First Closing Date as follows:
     Section 5.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Buyer has all requisite corporate power and authority to own its assets and to carry on its business as now being conducted by it and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and by the Ancillary Documents to which it is a party, and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer.
     Section 5.2 Authorization, Enforceability. Buyer has the corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party by Buyer and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate or stockholder proceedings or actions are required to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding agreement of Buyer, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law) and subject to the effect of public policy on the enforceability of the indemnification provisions in connection with registration rights provided to Selling Shareholders.
     Section 5.3 No Approvals or Conflicts. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in a breach by Buyer of the certificate of incorporation or memorandum and articles of association of Buyer, (ii) violate, conflict with or result in a breach of, or constitute a default by Buyer (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of Buyer under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Buyer or any of its properties may be bound, (iii) violate or result in a breach of any Governmental Order or Law applicable to Buyer or any of its properties or (iv) require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Authority, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on Buyer, or as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party.
     Section 5.4 Litigation. There are no suits, actions, arbitrations, proceedings or investigations pending or, to the Knowledge of Buyer, threatened against Buyer.
     Section 5.5 Outstanding Share Capital. As of the date hereof, Buyer has 655,000,000 FM Ordinary Shares issued and outstanding. As of the First Closing Date, immediately prior to the payment of the Initial Cash Consideration, Buyer shall have no more than 680,000,000 FM Ordinary Shares issued and outstanding on a fully diluted and converted basis, excluding (i) any issuance of stock options pursuant to the employee stock option plans disclosed in the Buyer SEC Documents and (ii) any FM Ordinary Shares to be issued upon the vesting of any options issued by Buyer.
     Section 5.6 Validity of Share Consideration. The FM Ordinary Shares issuable as the Second Installment Share Consideration, the Third Installment Share Consideration and the Additional Share Consideration will be duly authorized for issuance prior to the First Closing and, when issued and delivered in accordance with the provisions of this Agreement, will be validly issued and fully paid and nonassessable and free from any Encumbrance; and the issuance of such FM Ordinary Shares will not be subject to preemptive or other similar rights and such delivery will convey to the Selling Shareholders and the Option Holders good and valid title to such FM Ordinary Shares, free and clear of any and all Encumbrances (other than in connection with applicable securities laws).
     Section 5.7 SEC Filings.
          (a) Other than its 2006 annual report on Form 20-F, Buyer has timely filed or furnished all documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2005 (the “Buyer SEC Documents”). As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer included in the Buyer SEC Documents (a) have been prepared from the books and records of Buyer and its subsidiaries, (b) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been, and will be, prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as may be indicated therein or in the notes thereto) and (c) present fairly in all material respects the consolidated financial position, results of operations and cash flows of Buyer and its consolidated subsidiaries as of the dates or for the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (which are not, in the aggregate, material to Buyer) and the absence of footnote disclosure.
          (b) Except as and to the extent set forth on Buyer’s consolidated balance sheet as of December 31, 2006, including the notes thereto, and as disclosed in the Buyer SEC Documents, none of Buyer or any of its consolidated subsidiaries has any liabilities or obligations that are required to be disclosed pursuant to U.S. GAAP, except for liabilities or obligations incurred since December 31, 2006 that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.
     Section 5.8 Absence of Certain Changes. Since September 30, 2007, there has not been any stock split or similar change to the capital structure of Buyer or any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of Buyer (other than the grant of stock options to directors and employees pursuant to employee benefit plans disclosed in the Buyer SEC Documents), any material amendment to any organizational document of Buyer or any agreement or commitment by Buyer to do any of the foregoing.
     Section 5.9 No Consent for Creation of Registration Rights. The execution, delivery and performance by the Buyer of the Registration Rights Agreement (defined in Section 7.5) does not and will not violate, conflict with or result in a breach of, any contract or other agreement to which the Buyer is bound. No consent by any party is required for the execution, delivery and performance by the Buyer of the Registration Rights Agreement.
     Section 5.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, Buyer makes no other express or implied representation or warranty to the Seller Parties and the Other Selling Shareholders.
ARTICLE VI.
COVENANTS AND AGREEMENTS
     Section 6.1 Conduct of Business Prior to the First Closing.
          (a) Without the consent of Buyer, from and after the date of this Agreement and until the First Closing Date, the Company shall, and shall cause the Group Companies to (i) conduct the Business in the ordinary course of business consistent with commercially reasonable practice, (ii) not enter into a new line of business and (iii) use their commercially reasonable efforts to maintain their current relationships with suppliers, customers and others having material business relationships with them. Except as contemplated by this Agreement, the Company shall not, and shall cause the Group Companies to not do any of the following from and after the date of this Agreement and until the First Closing Date without the prior written consent of Buyer:
          (i) except for purchases and sales by a Group Company to or from another Group Company, purchase, sell or issue (other than the issuance of capital stock upon the exercise of options outstanding as of the date of this Agreement pursuant to the Option Plans or pursuant to the Medley Warrants) any of their capital stock or other equity interests or grant or make any option, subscription, warrant, call, commitment or agreement of any character in respect of their capital stock or other equity interests;
          (ii) issue or pay any dividends other than to any of the Group Companies, except for Permitted Dividends;
          (iii) conduct any split, recombination or reclassification or issuance of capital stock;

          (iv) take any steps in furtherance of an initial public offering of the Company’s equity securities on any securities exchange;
          (v) other than in the ordinary course of business consistent with past practice, sell or otherwise dispose of assets with value in the aggregate in excess of RMB500,000;
          (vi) acquire assets having an aggregate value exceeding RMB2,000,000, excluding (A) capital expenditures permitted by clause (viii) below, (B) acquisitions in the ordinary course of business and (C) the Company’s planned fit-out of its offices with new fixtures, fittings and IT equipment;
          (vii) merge or consolidate with any Person;
          (viii) and other than in the ordinary course of business, make capital expenditures in excess of RMB2,000,000 in aggregate;
          (ix) incur, assume or guarantee any indebtedness for borrowed money in excess of RMB1,000,000, other than in each case in the ordinary course of business and other than in connection with the payment of fees and expenses of financial advisors, legal advisors, accountants and other service providers incurred in connection with the Company’s proposed initial public offering, other financing activities or acquisitions (which amounts shall be paid prior to the First Closing Date), other than as a result of holding the Deposit on behalf of the Selling Shareholders and the Option Holders and other than in connection with any Permitted Dividends;
          (x) incur any Encumbrance of material assets, other than Permitted Encumbrances;
          (xi) increase the compensation of employees of the Group Companies other than (A) in the ordinary course of business of (B) as required by any agreement in effect as of the date hereof or as required by Law;
          (xii) make any material change in the accounting methods or practices followed by any of the Group Companies (other than with respect to provisioning for doubtful accounts and such changes as are required by Law or U.S. GAAP);
          (xiii) other than as required pursuant to PRC Law or as suggested by the Company’s auditors, change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;
          (xiv) other than in the ordinary course of business, enter into any contract that would be a Material Contract;
          (xv) enter into any partnership, limited liability company or joint venture agreement other than in the ordinary course of business;

          (xvi) other than in the ordinary course of business, terminate or make any material amendment to a Material Contract, except a Material Contract entered into with Medley;
          (xvii) grant any waiver or release under any confidentiality or similar agreement;
          (xviii) other than (A) in the ordinary course of business, (B) as required by any agreement in effect as of the date hereof, (C) as required by Law enter into, adopt or amend any employment agreement or employee benefit plan with or for the benefit of any of its employees;
          (xix) purchase, cancel or terminate any insurance policy naming any of the Group Companies as a beneficiary or a loss payee other than in the ordinary course of business;
          (xx) amend any of its organizational documents; or
          (xxi) agree or commit to do any of the foregoing.
     Section 6.2 Filings and Consents. Each of the Seller Parties and the Group Companies, on the one hand, and Buyer, on the other hand, shall use all reasonable best efforts to do all things necessary, proper and desirable to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any Governmental Authority or other Person required in connection with the execution, delivery or performance of this Agreement, including any applicable filings pursuant to (i) any antitrust regulation, (ii) the Securities Act and Exchange Act, and (iii) any other applicable filings or consents. The Seller Parties and Buyer shall pay all filing fees required to be paid in connection with their respective filings to be made under each such foreign law or regulation.
     Section 6.3 Third Party Consents. Except as set forth on Section 6.3 to the Disclosure Schedule, the Company shall use commercially reasonable best efforts to obtain all consents of any parties to any Material Contract as are required thereunder in connection with the transactions contemplated by this Agreement and the Ancillary Documents or for any such Material Contracts to remain in full force and effect immediately following the First Closing, all of which are set forth on Schedule 6.3. In the event that the other parties to any such Material Contract conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Material Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval.
     Section 6.4 Tax Matters; Cooperation; Preparation of Returns; Tax Elections.
          (a) Buyer agrees to (i) consult with the Seller Parties as is reasonably necessary for the filing of all Tax Returns and the making of any election related to Taxes for the periods prior to the First Closing and (ii) furnish or cause to be furnished to the Seller Parties, upon request, as promptly as practicable, such information and assistance relating to any of the Group Companies (including access to books and records, employees, contractors and representatives) as is reasonably necessary for the periods prior to the First Closing for the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return for the periods prior to the First Closing. The Company shall retain all books and records with respect to Taxes pertaining to the Group Companies until the expiration of all relevant statutes of limitations (and, to the extent notified by Buyer, any extensions thereof). At the end of such period, Buyer shall provide the Seller Parties with at least sixty (60) days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.
          (b) The Company shall prepare, or cause to be prepared, all Tax Returns in respect of any of the Group Companies for any taxable year ending on or before the First Closing Date. The Company shall, or shall cause the Group Companies to, timely pay to the relevant Taxing Authority all Taxes due in connection with any such Tax Returns.
          (c) The Seller Parties, shall, or shall cause relevant equity holders of the Group Companies to, pay all transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer Taxes, but excluding any Taxes based on or attributable to income or gains) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the transfer of the Offered Shares by the Selling Shareholders to Buyer and the transfer of all equity interests in the Group Companies held by their equity holders to Buyer (or Persons designated by Buyer) pursuant to the terms of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby.
     Section 6.5 Employees; Benefit Plans. Nothing herein expressed or implied shall confer upon any of the employees of the Seller Parties, Buyer, the Group Companies, or any of their Affiliates, any additional rights or remedies, including any additional right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement and the Ancillary Documents.
     Section 6.6 Related Party Accounts. Prior to the First Closing Date, the Company and the Seller Parties shall use reasonable efforts to cash settle or extinguish all Related Party Accounts, so that there will be no Related Party Accounts outstanding upon the First Closing. The Company and the Seller Parties shall provide to Buyer, at least 5 days prior to the First Closing Date, a schedule listing all remaining Related Party Accounts As used herein, “Related Party Accounts” means with respect to each Group Company (i) all related party receivables due to such Group Company from the Seller Parties and their Affiliates (other than the Group Companies), other than receivables for goods and services incurred in the ordinary course of business less (ii) all related party payables of such Group Company to the Seller Parties and their Affiliates (other than the Group Companies), other than payables for goods and services incurred in the ordinary course of business.
     Section 6.7 Non-Violation.
          (a) Prior to the First Closing Date, the Seller Parties shall not, and shall cause any Group Company not to, without the prior written consent of Buyer, knowingly take any action which would result in any of the representations, warranties or covenants contained in this Agreement and in the Ancillary Documents becoming untrue or incapable of performance, as applicable. The Seller Parties shall promptly advise Buyer of any action or event of which the Seller Parties become aware which has the effect of rendering any such covenants incapable of performance.

          (b) Prior to the First Closing Date, Buyer shall not, without the prior written consent of the Company, knowingly take any action which would result in any of the representations, warranties or covenants contained in this Agreement and in the Ancillary Documents becoming untrue or incapable of performance, as applicable. Buyer shall promptly advise the Sellers’ Representative of any action or event of which Buyer becomes aware which has the effect of rendering any such representations and warranties untrue or any such covenants incapable of performance.
     Section 6.8 Confidentiality. Each party hereto shall keep confidential, and shall cause its officers, directors, employees, counsel, investment bankers, consultants and other representatives to keep confidential, the terms and conditions of this Agreement and of any Ancillary Document (collectively, the “Confidential Information”), and shall use, and shall cause its officers, directors, employees, counsel, investment bankers, consultants and other representatives to use, the Confidential Information, except as the parties hereto mutually agree in writing otherwise, only in connection with the evaluation of the transactions contemplated by this Agreement and the Ancillary Documents provided that any party may disclose Confidential Information (i) to its officers, directors, employees, counsel, investment bankers, consultants and other representatives who need to know such information for the purpose of the performance of its obligations in connection herewith and with the Ancillary Documents (it being understood that such party will cause each Person to whom it has disclosed such Confidential Information to treat such information in a confidential manner), (ii) in the event that such party or its officers, directors, employees, counsel, investment bankers, consultants and other representatives or affiliates are required to disclose such information in connection with any judicial or administrative proceeding subject to such party provide each other party hereto in advance of such disclosure notice of such requirements, (iii) to the extent advised by competent legal advisors that such disclosure is required by applicable Law and so long as, where such disclosure is to a Governmental Authority, such party shall use all reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed, (iv) to the extent required by the rules of the SEC and any stock exchange and (v) to permit disclosure to its respective fund investors of the amount of proceeds it receives hereunder (including the number of FM Ordinary Shares).
     Section 6.9 Buyer’s Board of Directors. As of the First Closing Date Mr. Yising Chan shall have the right to appoint one observer (which may be himself) to Buyer’s board of directors, provided that such appointee shall have no voting rights with respect to matters subject to board approval, and provided further that such observer appointed by Mr. Yising Chan may be removed as an observer upon the Third Closing.
     Section 6.10 Buyer’s Deposit; Bank Guarantee Letter. Buyer shall pay the Deposit by wire transfer to an account specified by the Company (the “Deposit Account”), on the date of the execution of this Agreement, or if such date is not a Business Day, on the first Business Day following the date of the execution of this Agreement. Simultaneously with the First Closing (and following the satisfaction or waiver of the conditions set forth in Article VII and Article VIII), the Company shall transfer the Deposit to the Selling Shareholders and the Option Holders Representative in accordance with the First Closing Allocation Schedule. The Company agrees that the Deposit shall remain in the Deposit Account and shall not otherwise be used or withdrawn from such account except as provided in Section 11.1. Buyer shall deliver the Bank Guarantee Letter to the Company on the date of the execution of this Agreement.

     Section 6.11 No Transfer by Selling Shareholders. From the date of this Agreement through the First Closing Date, no Selling Shareholder shall transfer or grant or permit or allow the creation of and Encumbrance, directly or indirectly, any interest in the Company or the entity through which it holds its interest in the Company without the prior written approval of Buyer; provided that (i) any Selling Shareholder who is a natural person may transfer to his or her guardian, conservator, executor, administrator, spouse, children, grandchildren or parents, or to a trust of which the beneficiaries of the corpus and the income shall by such a person upon such Selling Shareholder’s death or permanent incapacity, (ii) any Selling Shareholder that is not a natural person may transfer to its limited partners, its Affiliates (including any person to whom such Affiliate would be allowed to transfer such Affiliate’s shares pursuant to this Section 6.11), or to any successor to such Selling Shareholder as the result of any merger, consolidation or other reorganization; provided further that any transferee in relation to any transfer pursuant to any of the foregoing exceptions shall enter into an agreement or instrument prior to the transfer thereof and prior to the First Closing Date pursuant to which such transferee shall agree to be bound by the terms and conditions of this Agreement and the Ancillary Documents to which the transferor is a party.
     Section 6.12 Change of Owners; CGEN Network Transfer. The Company shall use reasonable best efforts to cause all holders of outstanding equity interests in CGEN Network to transfer at the First Closing, or as soon as possible thereafter, their respective equity interests in such entity to Buyer or a Person or Persons designated by Buyer, provided that any such transfer shall not affect CGEN Network’s status as a “variable interest entity” of the Company pursuant to U.S. GAAP.
     Section 6.13 Key Management Independence.
          (a) Buyer agrees that it shall, during the period commencing from the First Closing Date and ending on the date of payment of the Third Installment Consideration and the Additional Share Consideration, take all actions necessary and appropriate to enable the Key Management (meaning Mr. Yising Chan, Mr. Guanyong Tian and Mr. Mei Lijun) to continue to run the Group Companies as an independent business unit of Buyer, provided that the Key Management’s ability to operate the Group Companies as an independent business unit shall be subject to (i) compliance with Buyer’s code of ethics and (ii) any relevant requirements of the Sarbanes-Oxley Act and other U.S. securities laws and regulations.
          (b) Subject to Section 2.2(b)(ii), Buyer agrees that it shall not, prior to the Third Closing Date, dismiss any member of the Key Management without Cause and that any such dismissal without Cause will accelerate the Second Closing and/or the Third Closing as set forth in Article II.
          (c) Buyer agrees that it shall, until the Third Closing Date, provide reasonable capital support within thirty (30) days after a written request (which request shall identify in reasonable detail the proposed use of the funds) by the Company (during the period beginning January 1, 2008 and ending December 31, 2009, the outstanding principal amount of such capital support shall not at any time exceed US$20,000,000, excluding any amounts due pursuant to the Loan Repayment Loan), and other support to the Group Companies. Any capital support pursuant to this Section 6.13(c) may, at the option of Buyer, be in the form of borrowings and the interest rate with respect thereto shall be on an arm’s length basis. Buyer shall consider in good faith any reasonable request from the Company for capital support in excess of such US$20,000,000.

          (d) Without limiting the foregoing, Buyer agrees that it shall not, prior to the Third Closing Date, allocate unreasonable overhead expenses to any of the Group Companies.
          (e) Subject to Section 2.2(b)(ii), Buyer agrees that Key Management will have sole and full authority with respect to all aspects of the Company’s operations prior to the Third Closing Date, including the appointment and dismissal of all other Company personnel; provided, however, the Company agrees Buyer shall be entitled to appoint a financial controller for the Company on or following the First Closing Date and Company and Buyer agree that following the First Closing Date the Company shall adopt and implement the accounting policies set forth in Schedule 6.13(e).
     Section 6.14 Non-competition.
          (a) Each member of Key Management agrees that he shall not, from the First Closing Date until the date that is two (2) years after the date on which such member of Key Management ceases to be employed by or otherwise be a service provider to the Company, Buyer or their respective Affiliates, engage in a Competing Business, directly or indirectly, in the PRC or directly or indirectly enter into a Contract or be an employee, consultant, director, advisor, investor or otherwise be affiliated with any company or entity directly or indirectly entering into any Contract with the Carrefour Commercial Companies or any Affiliates thereof for the provision of goods and services similar to those provided in the Amended and Restated Video Information System Cooperation Contract between Carrefour Commercial Companies and Shanghai CGEN Digital Media Network Company Limited (it being understood that the foregoing restriction shall not be applicable if such member of Key Management is terminated without Cause or upon the occurrence of a Prospective Event of Change in Control).
          (b) Buyer and the Company each agree that during the period from the First Closing until the Third Closing Date they shall not, and shall cause their subsidiaries not to, knowingly compete indirectly or directly for any retailers known by such party to be under contract with the other party. Buyer and the Company further agree, that in the event the Carrefour Contract is terminated, Buyer shall have the unrestricted right to compete for any new contract with the Carrefour Commercial Companies to provide similar services as provided in the Carrefour Contract and, if it is awarded such contract, shall use reasonable efforts to transfer such contract to the Company, provided that such transfer is approved by the Carrefour Commercial Companies.
          (c) Without limiting clause (b) of this Section 6.14, Buyer and the Company further agree that, during the period from the First Closing Date until the Third Closing Date, to the extent they are competing with one another, they shall do so in good faith.
     Section 6.15 Further Actions. Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement and by the Ancillary Documents.

     Section 6.16 Delivery of Allocation Schedule. The Seller Parties shall cause the First Closing Allocation Schedule to be delivered to Buyer no later than five (5) Business Days prior to the First Closing Date.
     Section 6.17 Grant of Buyer Options. Buyer agrees to grant a specified number of options to purchase FM Ordinary Shares (the “Buyer Options”) subject to applicable law, no later than 18 months following the First Closing Date to (i) the employees of the Company who have entered into the Key Company Employee Employment Agreements (defined in Section 7.10) on or prior to the First Closing Date and (ii) to such other employees of the Company as shall be mutually agreed between Buyer and the Company. The Company may determine, in its sole discretion, to allocate the number of the Buyer Options among the employees described in clauses (i) and (ii) above. Buyer shall grant additional Buyer Options to such parties in the event the 2009 Audited Annual Net Income is equal to or greater than US$28,000,000.
     Section  6.18 Delivery of Audited September 30, 2007 Financial Statements; 2007 Audited Financial Statements, Closing Net Current Assets.
          (a) The Company shall deliver to Buyer the Unaudited Financial Statements on or prior to the date of this Agreement, (b) the Company shall deliver to Buyer the Audited September 30, 2007 Financial Statements no later than two (2) business days prior to the First Closing Date, which financial statements the Company does not reasonably expect to be materially different in substance from the Unaudited Financial Statements, and (c) the Company shall deliver the 2007 Audited Financial Statements to Buyer as soon as practicable after December 31, 2007, and in no event later than April 30, 2008. To the extent that Closing Net Current Assets as reflected on the 2007 Audited Financial Statements, minus the amount of any Permitted Dividends paid prior to June 30, 2008, is less than zero, Buyer shall be entitled to reduce the Second Installment Consideration on a dollar-for-dollar basis by the amount of such deficit, plus interest on such amount from the First Closing Date through the date of payment of the Second Installment Consideration (based on the average three-month Hong Kong Interbank Offered Rate quoted by the Hong Kong and Shanghai Banking Corporation during such period).
     Section 6.19 Payment of Permitted Dividends; Other Distributions. The parties agree and acknowledge that, notwithstanding anything to the contrary in this Agreement, the Company may, subject to applicable law, at any time prior to the First Closing Date declare one or more Permitted Dividends payable to shareholders of record as of a date prior to the First Closing Date which shall be payable by the Company at any time prior to the First Closing Date (or, to the extent applicable, June 30, 2008). In addition, to the extent any provisions, reserves or other allowances made by the Company during the 2007 fiscal year are subsequently reversed and added back to net income during the 2008 or the 2009 fiscal year, the Company and Buyer agree that such amounts shall be distributed to the Selling Shareholders and the Option Holders as additional cash consideration (x) in accordance with the Second Installment Allocation Schedule and concurrently with the due date for payment of the Second Installment Consideration (if any), with respect to any such provisions, reserves or allowances that are reversed during the 2008 fiscal year and (y) in accordance with the Third Installment Allocation Schedule and concurrently with the due date for payment of the Third Installment Consideration (if any), with respect to any such provisions, reserves or allowances that are reversed during the 2009 fiscal year.

     Section 6.20 Cancellation of Company Stock Options. At least 15 days prior to the First Closing Date, the Company shall send to each Option Holder written notice advising such Option Holder that, subject to, and contemporaneously with the effectiveness of, the First Closing (i) each in-the-money stock option held by such Option Holder shall be cancelled in exchange for the consideration provided for in Article II of this Agreement, and (ii) each out-of-the-money stock option held by such Option Holder shall be cancelled.
     Section 6.21 Medley Repayment. The parties agree that, no later than seven (7) days after the date of this Agreement, the Buyer shall provide a no-interest loan of US$30,000,000, pursuant to an agreement substantially in the form attached hereto as Exhibit I (the “Loan Repayment Loan”) to the Company for the sole purpose of repaying, prior to the First Closing, any and all amounts owing pursuant to the Medley Credit Agreement; it being understood and agreed that the full amount of the Loan Repayment Loan shall be repaid to Buyer no later than the earlier of (i) thirty (30) days after the First Closing and (ii) January 30, 2008. In connection with the repayment to Medley, (i) the Company shall obtain a payoff statement from Medley, substantially in the form attached hereto as Exhibit G (the “Medley Payoff Statement”) and (ii) Medley shall have exercised or cancelled the Medley Warrants.
     Section 6.22 Use of CGEN’s Media-1 Software. The parties agree that if the Company provides its “Media-1” software, together with any related technical services, to Buyer and its Affiliates following the First Closing, the Company shall be able to charge a reasonable fee with respect to the provision of such software and services, at rates to be mutually agreed between Buyer and the Company.
ARTICLE VII.
CONDITIONS TO THE OBLIGATIONS OF THE SELLER PARTIES AND THE
OTHER SELLING SHAREHOLDERS
     The obligation of the Seller Parties and the Other Selling Shareholders to effect the First Closing under this Agreement as specified below is subject to the satisfaction, at or prior to the First Closing Date, of each of the following conditions, unless validly waived in writing by the Company and the Sellers’ Representative.
     Section 7.1 Representations and Warranties. The representations and warranties made by Buyer in this Agreement, disregarding all qualifications and exceptions as to materiality and Material Adverse Effect on Buyer, shall be true and correct as of the First Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made as of a specified date shall be true and correct as of such specified date), with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect on Buyer.
     Section 7.2 Performance. Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement and the Ancillary Documents to be so performed or complied with by it prior to the First Closing Date.
     Section 7.3 Qualifications. The consents, waivers, approvals or other authorizations listed on Schedule 7.3 shall have been obtained or otherwise satisfied and shall continue to be in effect.

     Section 7.4 No Material Adverse Change. Since June 30, 2007 there shall not have been any Material Adverse Change in respect of Buyer that is continuing as of the Closing Date.
     Section 7.5 Registration Rights Agreement. As of the First Closing, Buyer shall have entered into a registration rights agreement with the Selling Shareholders and the Option Holders, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”) and such Registration Rights Agreement shall be in full force and effect.
     Section 7.6 Officer’s Certificate. Buyer shall have delivered to the Selling Shareholders a certificate, dated as of the First Closing Date and executed by an executive officer of Buyer, certifying to the fulfillment of the conditions specified in Section 7.1, Section 7.2, Section 7.3 and Section 7.4 hereof.
     Section 7.7 Injunctions. At the First Closing Date, there shall not be in effect any Law or Governmental Order directing that the transactions provided for herein and in the Ancillary Documents not be consummated as provided herein or which has the effect of rendering it impossible to consummate such transactions.
     Section 7.8 Adverse Market Change. After the date hereof and prior to the First Closing Date, there shall not have occurred a suspension or material limitation in trading in Buyer’s securities on NASDAQ which occurrence is still outstanding as of the First Closing Date, if the effect of any such event in the reasonable judgment of the Company makes it impracticable or inadvisable to proceed with the transactions contemplated in this Agreement and the Ancillary Documents.
     Section 7.9 Opinion of Counsel. As of the First Closing Date, the Seller Parties, the Option Holders and the Other Selling Shareholders shall have received from Cayman Islands counsel to Buyer a written opinion dated and delivered as of the First Closing Date substantially in the form attached hereto as Exhibit C.
     Section 7.10 Employment Agreements. As of the First Closing Date, each Key Company Employee shall have entered into a Key Company Employee Employment Agreement, substantially in the form attached hereto as Exhibit D (each a “Key Company Employee Employment Agreement”), and each such agreement shall be in full force and effect.
ARTICLE VIII.
CONDITIONS TO BUYER’S OBLIGATIONS
     The obligation of Buyer to effect the First Closing under this Agreement as specified below is subject to the satisfaction, at or prior to the First Closing Date, as applicable, of each of the following conditions, unless waived in writing by Buyer.
     Section 8.1 Representations and Warranties. The representations and warranties made by the Seller Parties and the Other Selling Shareholders in this Agreement, disregarding all qualifications and exceptions as to materiality and Material Adverse Effect, shall be true and correct as of the First Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made as of a specified date shall be true and correct as of such specified date), with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Company or the Selling Shareholders.
     Section 8.2 Closing Net Current Assets. Closing Net Current Assets minus the aggregate principal amount of the loan outstanding under the Medley Credit Agreement as of the First Closing Date shall be greater than zero.
     Section 8.3 Performance.
          (a) Performance. The Company and the Selling Shareholders shall have performed and complied in all material respects with all agreements and obligations required by this Agreement and the Ancillary Documents to be performed or complied with by them prior to the First Closing Date.
          (b) Proceedings and Documents. All corporate and other proceedings that are required to be performed in connection with the transactions contemplated by this Agreement and the Ancillary Documents at the First Closing shall have been performed. Buyer shall have received a copy of (i) the Company’s board resolutions approving the transactions contemplated hereunder, (ii) the board resolutions of CGEN Media Technology Company Limited (Hong Kong) approving the transactions contemplated hereunder (insofar as such transactions pertain to CGEN Media Technology Company Limited (Hong Kong)) and (iii) the waiver by the holders of the Company Preferred Shares of their rights pursuant to the Company’s Shareholders Agreement dated December 7, 2006 in connection with the transactions contemplated hereunder
          (c) Qualifications. The consents, waivers, approvals or other authorizations listed on Schedule 8.3(c) shall have been obtained or otherwise satisfied and shall continue to be in effect.
          (d) No Material Adverse Change. Since the Balance Sheet Date there shall not have been any Material Adverse Change in respect of the Group Companies that is continuing as of the Closing Date.
     Section 8.4 No Indebtedness. The Seller Parties will have taken such action, or have caused the Group Companies to have taken such action, such that none of the Group Companies has any outstanding indebtedness for borrowed money, other than in connection with the Loan Repayment Loan and any liabilities incurred in the ordinary course of business of the Group Companies consistent with past practice.
     Section 8.5 Officer’s Certificate. The Company shall have delivered to Buyer a certificate, dated as of the First Closing Date and executed by the Chief Executive Officer or the Chief Financial Officer, certifying to the fulfillment of the conditions specified in Section 8.1, Section 8.3(a), Section 8.3(c), Section 8.3(d) and Section 8.4 hereof to the extent such conditions relate to the Company.
     Section 8.6 Outstanding Obligations. As of the First Closing Date, the Company shall have provided to Buyer an updated schedule of Outstanding Obligations setting forth the Company’s operating lease obligations as of December 31, 2007.

     Section 8.7 Employment Agreements. As of the First Closing Date, each Key Company Employee shall have entered into a Key Company Employee Employment Agreement and each such agreement shall be in full force and effect.
     Section 8.8 Corporate Matters. On or prior to the First Closing Date, the Company shall have provided to Buyer copies of (i) the notices delivered to the Option Holders as required in Section 6.20 (which notices shall be substantially in the form attached hereto as Exhibit H), and (ii) the acceptance, by each Option Holder that agrees to the cancellation of his or her Company Options pursuant to the terms of this Agreement, of the cancellation of such Option Holder’s Company Options, contemporaneously with the First Closing, in exchange for the consideration set forth in Article II.
     Section 8.9 Opinions of Counsel. Buyer shall have received from Cayman Islands counsel and PRC counsel to the Company, the Group Companies and the Selling Shareholders, as the case may be, written opinions dated and delivered as of the First Closing Date, substantially in the forms attached hereto as Exhibits E and F, respectively.
     Section 8.10 CGEN Network Transfer. The Seller Parties shall have submitted an application to the appropriate PRC Government Authorities with respect to the CGEN Network Transfer on or prior to the First Closing Date and provided a copy of such application to Buyer.
     Section 8.11 Injunctions. At the First Closing Date, there shall not be in effect any Law or Governmental Order directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible to consummate such transactions.
     Section 8.12 Financial Statements. The Seller Parties or the Company shall have delivered the Audited September 30, 2007 Financial Statements to Buyer on or prior to the First Closing Date, and the audit opinion for such Audited September 30, 2007 Financial Statements shall be based on representations from existing Company management, including the Management Parties, consistent with past practice.
     Section 8.13 Medley Payoff Statement. In connection with the Loan Repayment Loan, the Company shall have obtained the Medley Payoff Statement.
ARTICLE IX.
TERMINATION
     Section 9.1 Termination. This Agreement may be terminated at any time prior to the First Closing Date:
          (a) by the mutual written consent of the Company and the Sellers’ Representative on the one hand and Buyer, on the other;
          (b) by either the Company and the Sellers’ Representative, on the one hand or Buyer, on the other, if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Buyer, if any Seller Party breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Document and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.3 of Article VIII, (B) cannot be or has not been cured within 30 days following written notice of such breach or failure to perform and (C) has not been waived by Buyer;
          (d) by the Company and the Sellers’ Representative, if Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Document and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1, Section 7.2, Section 7.3 or Section 7.4 of Article VII, (B) cannot be or has not been cured within 30 days following written notice of such breach or failure to perform and (C) has not been waived by the Company and the Sellers’ Representative; or
          (e) by either the Company and the Sellers’ Representative, on the one hand or Buyer, on the other, if the First Closing Date shall not have occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2008 (the “Long-Stop Date”), provided that Buyer may not terminate this Agreement pursuant to this Section 9.1(e) if it has willfully and intentionally taken action to cause any of the conditions set forth in Article VIII to not be satisfied as of the Long-Stop Date;
          (f) by Buyer, upon the Selling Shareholders’ failure to effect the purchase and sale as provided herein; provided that each of the conditions set forth in Article VII have been satisfied or waived by the Company and the Sellers’ Representative (other than those that are only capable of being satisfied on or as of the First Closing Date); or
          (g) by the Company and the Sellers’ Representative, upon Buyer’s failure to effect the purchase and sale as provided herein; provided that each of the conditions set forth in Article VIII have been satisfied by the Company and Seller Parties, as applicable or waived by Buyer (other than those that are only capable of being satisfied on or as of the First Closing Date), except for any such condition where Buyer has willfully and intentionally taken action to cause such condition to not be satisfied; provided that Buyer shall not be obligated to waive any condition set forth in Article VIII.
     Section 9.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to all other parties. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein:
          (a) Buyer will redeliver or at its option destroy (and deliver a certificate from Buyer’s General Counsel to such effect) to the Company all documents, work papers and other material of any of the Seller Parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof (provided that the General Counsel of the Buyer may keep a copy of all such materials for evidentiary purposes only);
          (b) The provisions of the Confidentiality Agreement shall continue in full force and effect; and

          (c) Subject to Section 11.1, no party to this Agreement will have any liability under this Agreement to any other except (i) that nothing herein shall relieve any party from any liability for any willful breach of any of the representations, warranties, covenants and agreements set forth in this Agreement, and (ii) as contemplated by paragraph (b) above.
ARTICLE X.
INDEMNIFICATION
     Section 10.1 Indemnification by the Management Parties.
          (a) Subject to the limits set forth in this Article X, from and after the First Closing Date, to the extent permitted by law, the Management Shareholder, jointly and severally, and the Other Management Parties, severally and not jointly with each other and the Management Shareholder (each an “Indemnifying Management Party”), agree to indemnify, defend and hold Buyer, its Affiliates (including the Company and its Affiliates) and their respective officers, directors, stockholders, employees, agents and representatives (the “Buyer Indemnified Persons”) harmless from and in respect of any and all losses, damages, costs, penalties, assessments, fines and expenses (including reasonable fees and expenses of counsel and other professional advisers) (collectively, “Losses”), that they actually incur arising out of or due to (i) any breach of any representation or warranty by the Seller Parties contained in Article III of this Agreement or (ii) any breach of any covenant by the Seller Parties contained in this Agreement.
          (b) The representations and warranties contained in Article III of this Agreement shall survive the First Closing for a period of one (1) year after the First Closing Date; provided that (i) the representations and warranties set forth in Section 3.1(a), Section 3.2 and Section 3.6(a) shall survive for a period of eighteen months after the First Closing Date and (ii) the representations and warranties set forth in Section 3.11 (Tax Matters) shall survive the First Closing until ninety (90) days after the expiration of the applicable statute of limitations; provided, further, that any claim made with reasonable specificity by the party seeking to be indemnified shall survive until such time as such claim is finally and fully resolved so long as such claim is brought prior to the expiration of the applicable survival period set forth in this Section 10.1(b). Each covenant or agreement of the Seller Parties in this Agreement shall survive the First Closing until six months from the time performance of such covenant or agreement is contemplated; provided that any claim made with reasonable specificity by the party seeking to be indemnified shall survive until such time as such claim is finally and fully resolved so long as such claim is brought prior to the expiration of the applicable survival period set forth in this Section 10.1(b).
          (c) Notwithstanding anything to the contrary contained in this Agreement: (i) with respect to the provisions of Section 10.1(a)(i), an Indemnifying Management Party shall not be liable for any claim for indemnification pursuant thereto, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Management Parties as a group equals or exceeds US$1,000,000, after which the Indemnifying Management Party shall be liable only for those Losses in excess of US$1,000,000, and (ii) the maximum amount of indemnifiable Losses which may be recovered from any Indemnifying Management Party shall be an amount equal to 100% of the Aggregate Consideration actually received by such Indemnifying Management Party.

     Section 10.2 Indemnification by the Selling Shareholders.
          (a) Subject to the limits set forth in this Article X, from and after the First Closing Date, to the extent permitted by law, each Selling Shareholder (an “Indemnifying Selling Shareholder”) agrees, severally and not jointly, to indemnify, defend and hold the Buyer Indemnified Persons harmless from and in respect of any and all Losses that they actually incur arising out of or due to (i) any breach of any representation or warranty of such Indemnifying Selling Shareholder contained in Article IV of this Agreement, and (ii) any breach of any covenant by such Indemnifying Selling Shareholder contained in this Agreement.
          (b) The representations and warranties contained in Article IV of this Agreement shall survive the First Closing for a period of one (1) year after the First Closing Date; provided that the representations and warranties set forth in Section 4.2 shall survive for a period of eighteen months following the First Closing Date; provided, further, that any claim made with reasonable specificity by the party seeking to be indemnified shall survive until such time as such claim is finally and fully resolved so long as such claim is brought prior to the expiration of the applicable survival period set forth in this Section 10.2(b). Each agreement of the Indemnifying Selling Shareholders in this Agreement shall survive the First Closing until one (1) year from the time performance of such agreement is contemplated; provided that any claim made with reasonable specificity by the party seeking to be indemnified shall survive until such time as such claim is finally and fully resolved so long as such claim is brought prior to the expiration of the applicable survival period set forth in this Section 10.2(b).
          (c) Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Selling Shareholder shall not be liable for any claim for indemnification pursuant to Section 10.2(a)(i), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Selling Shareholders equals or exceeds US$1,000,000, after which the Indemnifying Selling Shareholders shall be liable only for those Losses in excess of US$1,000,000, and (ii) the maximum amount of indemnifiable Losses which may be recovered from any Indemnifying Selling Shareholder shall be an amount equal to 100% of the Aggregate Consideration actually received by such Indemnifying Selling Shareholder.
     Section 10.3 Indemnification by Buyer.
          (a) Subject to the limits set forth in this Article X, from and after the First Closing Date, to the extent permitted by law, Buyer agrees to indemnify, defend and hold the Selling Shareholders and the Other Management Parties, their Affiliates and their respective officers, directors, stockholders, employees, agents and representatives (the “Seller Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur arising out of or due to any breach of any representation, warranty, covenant or other agreement of Buyer contained in this Agreement provided that, with respect to all Losses indemnifiable pursuant to this paragraph (a) arising from the failure of a representation or warranty herein by Buyer to be true and correct, the Seller Indemnified Persons shall not be entitled to recover more than the amount of the Aggregate Consideration.
          (b) The representations and warranties of Buyer contained in this Agreement shall survive the First Closing for a period of one (1) year after the First Closing; provided that the representations and warranties set forth in Section 5.1 and Section 5.2 shall survive for a period of eighteen months following the First Closing Date and the representations and warranties set forth in Section 5.6 shall survive until the Third Closing Date; provided, further, that any claim made with reasonable specificity by the party seeking to be indemnified shall survive until such time as such claim is finally and fully resolved so long as such claim is brought prior to the expiration of the applicable survival period set forth in this Section 10.3(b). Each covenant or agreement of Buyer in this Agreement shall survive the First Closing until one (1) year from the time performance of such covenant or agreement is contemplated; provided that any claim made with reasonable specificity by the party seeking to be indemnified shall survive until such time as such claim is finally and fully resolved so long as such claim is brought prior to the expiration of the applicable survival period set forth in this Section 10.3(b).
     Section 10.4 Indemnification as Exclusive Remedy; Mitigation. Except with respect to willful misrepresentation or fraud claims, the indemnification provided in this Article X, subject to the limitations set forth herein, shall be the exclusive, post-Closing remedy available to any party in connection with any and all Losses arising out of or resulting from this Agreement, the transactions contemplated hereby, any property owned, based or subleased by any of the Group Companies or otherwise regarding any of the Group Companies. Each party hereto shall take all reasonable steps to mitigate its Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses. None of the parties hereto shall be liable under any provision of this Agreement or any Ancillary Document for any consequential or punitive damages (other than consequential or punitive damages payable to a third party).
     Section 10.5 Limitation on Indemnification. No claim may be asserted against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in Section 10.1, Section 10.2 and Section 10.3 irrespective of whether the subject matter of such claim shall have occurred before or after such date.
     Section 10.6 Indemnification Calculations. The amount of any and all Losses for which indemnification is provided under this Article X shall be computed net of any insurance proceeds received by the indemnified party in connection with such Losses. If an indemnified party receives insurance proceeds in connection with Losses for which it has received indemnification, such party shall refund to the indemnifying party the amount of such insurance proceeds when received, up to the amount of indemnification received. An indemnified party shall use its commercially reasonable efforts to pursue insurance claims with respect to any Losses. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.
     Section 10.7 Notice and Opportunity to Defend. If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 10.1, Section 10.2 and Section 10.3, the party or parties seeking indemnification shall notify the other party or parties obligated to provide indemnification (the “Indemnifying Party”) promptly. If such event involves any claim or the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; provided that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof, with counsel selected by the Indemnifying Party and, after notice from the Indemnifying Party to such party or parties seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party or parties seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such party or parties in connection with the defense thereof. The Indemnifying Party and the party seeking indemnification agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such action or asserted liability. The party or parties seeking indemnification shall have the right to participate at its or their own expense in the defense of such action or asserted liability. If the Indemnifying Party assumes the defense of an action no settlement or compromise thereof may be effected (i) by the Indemnifying Party without the written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) or (ii) by the indemnified party without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). In no event shall an Indemnifying Party be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).
     Section 10.8 Payment in Kind. Any indemnity payable by a Selling Shareholder or an Other Management Party may, at the option of such Selling Shareholder or such Other Management Party, be paid with FM Ordinary Shares. For the purposes of calculating the number of FM Ordinary Shares to be paid to satisfy any such indemnity, each FM Ordinary Share shall be valued at an amount equal to one-fifth of the closing price per ADS on the date one (1) Business Day prior to the payment of any such indemnity or, if payment of such indemnity in FM Ordinary Shares would be allowed pursuant to this Section 10.8, in FM Ordinary Shares.
ARTICLE XI.
MISCELLANEOUS
     Section 11.1 Fees and Expenses; Liquidated Damages.
          (a) Except as otherwise provided in this Agreement, each of Buyer, the Company and the Selling Shareholders shall pay all of its respective out-of-pocket fees and expenses in connection with the preparation and negotiation of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.
          (b) The total amount of the Deposit shall be (i) returned by the Company to Buyer within two (2) Business Days following the date of the termination of this Agreement pursuant to Section 9.1(a), Section 9.1(b), Section 9.1(c), Section 9.1(e) or Section 9.1(f), (ii) deducted from the Initial Cash Consideration payable by Buyer on the First Closing Date as set forth in Section 2.2(a) and paid to the Selling Shareholders and the Option Holders in the same manner as the Initial Cash Consideration or (iii) deducted from any amount payable by Buyer pursuant to Section 11.1(c).
          (c) The parties agree that the Company’s planned initial public offering constitutes an option with significant economic value. The parties further agree that the fair and reasonable value of this option is equal to US$80,000,000, which amount is the estimated net proceeds from the Company’s planned initial public offering. Accordingly, if this Agreement is terminated by the Sellers’ Representative and the Company pursuant to Section 9.1(g), Buyer shall pay to the Sellers’ Representative, on behalf of the Seller Parties (for distribution to the Selling Shareholders and Option Holders who elect to have their Company Options cancelled in exchange for the consideration set forth in Article II, based on the methodology set forth in Section 2.2(a)) an amount in cash equal to US$80,000,000 as liquidated damages and not as a penalty (the “Sellers’ Liquidated Damages”). The Sellers’ Liquidated Damages shall be paid within five Business Days of receipt of written notice from the Sellers’ Representative and the Company. The Deposit and the funds represented by the Bank Guarantee Letter shall be applied towards Buyer’s payment obligation with respect to the Sellers’ Liquidated Damages. The Parties agree that the provisions of this Section 11.1(c) are reasonable and necessary for the protection of the Selling Shareholders and the Option Holders, and further agree that the said provisions are not excessive or unduly onerous upon Buyer. However, it is hereby agreed and declared that if any of such provisions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the Selling Shareholders and the Option Holders, but would be valid if part of the wording thereof were deleted or the amount of Sellers’ Liquidated Damages reduced or the scope of the provisions reduced, the said provisions shall apply with such modification or modifications as may be necessary to make them valid and effective.
          (d) If this Agreement is terminated by Buyer pursuant to Section 9.1(f), the Company shall pay to Buyer an amount in cash equal to US$80,000,000 in the form of liquidated damages and not as a penalty (the “Buyer’s Liquidated Damages”). Such amount shall be paid by the Company within five Business Days of receipt of written notice from Buyer. The Parties agree that the provisions of this Section 11.1(d) are reasonable and necessary for the protection of Buyer, and further agree that the said provisions are not excessive or unduly onerous upon Seller Parties or the Company. However, it is hereby agreed and declared that if any of such provisions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of Buyer, but would be valid if part of the wording thereof were deleted or the amount of Buyer’s Liquidated Damages reduced or the scope of the provisions reduced, the said provisions shall apply with such modification or modifications as may be necessary to make them valid and effective.
     Section 11.2 Governing Law. This Agreement shall be construed under and governed by the Laws of the State of New York.
     Section 11.3 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto and except for the joinder of any additional Selling Shareholders between the date hereof and the First Closing Date (which additional Selling Shareholders shall be deemed to make the representations and warranties set forth in Article IV as of the date of their joinder).
     Section 11.4 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of Buyer, in the case of assignment by any of the Seller Parties, and the Seller Parties, in the case of any assignment by Buyer, provided that Buyer may assign its rights to acquire and hold the Offered Shares acquired hereunder to an Affiliate but Buyer shall remain liable in all other respects for the performance of its payment and all other obligations hereunder.

     Section 11.5 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
     Section 11.6 Notices.
          (a) Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered, (ii) sent by a nationally recognized overnight courier service to the recipient at the address below indicated or (iii) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (i) or (ii) above:
          If to Buyer:
Focus Media Holding Limited
28-30/F, Zhao Feng World Trade Building
369 Jiangsu Road
Shanghai 200050 PRC
Attn: Daniel Wu, Chief Financial Officer
+86 21 3212 4661 ex. 6339 (tel)
+86 21 5240 0228 (fax)
Wilson Sonsini Goodrich & Rosati
Jin Mao Tower
38F, Unit 01-04
88 Century Boulevard
Pudong, Shanghai 200121
People’s Republic of China
Attn: Carmen Chang
Don S. Williams
+86 21 6165 1700 (tel)
+86 21 6165 1799 (fax)
          If to any of the Selling Shareholders, to the Sellers’ Representative:
Mr. Yising Chan
c/o CGEN Digital Media Company Limited
Suite 3213-14, Tower B, City Center of Shanghai
No. 100 Zunyi Road, Shanghai 200051,
China
+86 21 6237 2250 (tel)
+86 21 6237 1918 (fax)
ys.chan@cgenmedia.cn (email)
          and

Latham & Watkins LLP
41/F, One Exchange Square
8 Connaught Place
Central, Hong Kong
Attn: David Zhang, Esq.
+852 2522 7886 (tel)
+852 2522 7006 (fax)
or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.
          (b) Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile or (y) the next succeeding Business Day after the date such notice is delivered to the overnight courier service if sent by overnight courier; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next Business Day.
          (c) For convenience only, the parties agree that all notices, consents, directions or other actions that may be given or taken hereunder by the Seller Parties may be given by the Sellers’ Representative on behalf of the Seller Parties pursuant to a written instruction or document duly executed by the Seller’s Representative and that Buyer shall treat any such instrument or document as the action of the Seller Parties hereunder.
     Section 11.7 Complete Agreement. This Agreement, the Confidentiality Agreement, the Ancillary Documents and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     Section 11.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.
     Section 11.9 Publicity. The Seller Parties and Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall make all reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release and shall provide a copy thereof to the other party or parties prior to such issuance.
     Section 11.10 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 11.11 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
     Section 11.12 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.
     Section 11.13 Dispute Resolution.
          (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to any other party hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party to such dispute with notice to the others.
          (b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three (3) arbitrators. Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing such agreement by thirty (30) days after the appointment by each party of its arbitrator, the HKIAC shall appoint the third arbitrator.
          (c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC at the time of the arbitration.
          (d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of New York and shall not apply any other substantive law.
          (e) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.
          (f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party or parties may apply to a court of competent jurisdiction for enforcement of such award.
          (g) Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
     Section 11.14 Obligations of Selling Shareholders. The parties acknowledge and agree that the rights and obligations of the Selling Shareholders hereunder are several and not joint or joint and several.

[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

FOCUS MEDIA HOLDING LIMITED
By:	/s/ Jiang Nanchun
	Name:	Jiang Nanchun
	Title:	Chief Executive Officer & Chairman

WITNESSED BY:
/s/ Alex Yang
Name: Alex Yang
Title: General Counsel

CGEN DIGITAL MEDIA COMPANY LIMITED
By:	/s/ Mei Lijun
	Name:	Mei Lijun
	Title:	Director

WITNESSED BY:
/s/ Cao Xiao Feng
Name: Cao Xiao Feng
Title: Company Secretary

CHAN YI SING (in his capacity as Selling Shareholder, Sellers’ Representative and Option Holders’ Representative)
/s/ Chan Yi Sing

GUANYONG TIAN
/s/ Guanyong Tian

MEI LIJUN
/s/ Mei Lijun

TDF CAPITAL CHINA II, LP
By:	/s/ Goh Yin Long
	Name:	Goh Yin Long
	Title:	Investment Director

TDF CAPITAL ADVISORS, LP
By:	/s/ Goh Yin Long
	Name:	Goh Yin Long
	Title:	Investment Director

REDPOINT VENTURES II, L.P., by its General Partner Redpoint Ventures II, LLC
By:	/s/ John L. Walecka
	Name:	John L. Walecka
	Title:	Managing Director

REDPOINT ASSOCIATES II, LLC, as nominee
By:	/s/ John L. Walecka
	Name:	John L. Walecka
	Title:	Managing Director

JAFCO ASIA TECHNOLOGY FUND III
By:	/s/ Hiroshi Yamada
	Name:	Hiroshi Yamada
	Title:	Attorney

S.I. TECHNOLOGY VENTURE CAPITAL LIMITED
By:	/s/ Zhou Jie
	Name:	Zhou Jie
	Title:	Director

SUMITOMO CORPORATION EQUITY ASIA LIMITED
By:	/s/ Tsuyoshi Konda
	Name:	Tsuyoshi Konda
	Title:	Managing Director

INVESTLINK CONSULTING (CHINA) LIMITED
By:	/s/ Nina Yeung
	Name:	Nina Yeung
	Title:	Director

HUITUNG INVESTMENTS (BVI) LIMITED
By:	/s/ Tsui-Hui Huang
	Name:	Tsui-Hui Huang
	Title:	President

CPI BALLPARK INVESTMENTS LTD
By:	/s/ David Noh
	Name:	David Noh
	Title:	Managing Director

TOTNES INTERNATIONAL LIMITED
By:	/s/ Steve Chu
	Name:	Steve Chu
	Title:	Director

MEDLEY OPPORTUNITY FUND LTD.
By:
Name:
Title:

Schedule 1.1A
COMPLETE LIST OF ANCILLARY DOCUMENTS
Key Company Employee Employment Agreements
Loan Repayment Loan Agreement
Registration Rights Agreement

Schedule 1.1B
RELEVANT PERSONS FOR PURPOSES OF KNOWLEDGE OF BUYER
Jason Jiang
Daniel Mingdong Wu

Schedule 1.1C
RELEVANT PERSONS FOR KNOWLEDGE OF SELLER PARTIES
Yising Chan
Lijun Mei

Schedule 6.13(e)
ACCOUNTING POLICIES

Schedule 7.3
NONE

Schedule 8.3(c)
NONE

Disclosure Schedule

Exhibit A
Unaudited Financial Statements

Exhibit B
Form of Registration Rights Agreement

Exhibit C
Form of Legal Opinion of Cayman Islands Counsel to Buyer

Exhibit D
Form of Key Company Employee Employment Agreement

Exhibit E
Form of Legal Opinion of Cayman Islands Counsel
to Group Companies and Selling Shareholders

Exhibit F
Form of Legal Opinion of PRC Counsel to
Group Companies and Selling Shareholders

Exhibit G
Medley Payoff Statement

Exhibit H
Form of Notice to Option Holders
Re: Cancellation of Company Stock Options

Exhibit I
Form of Loan Repayment Loan Agreement